UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Clean Harbors, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 25, 2018
Corporate Headquarters
42 Longwater Drive
Norwell, Massachusetts 02061
Tel. 781-792-5000

To Our Fellow Shareholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2018 annual meeting of shareholders, to be held at 10:00 a.m., local time, on Wednesday, June 6, 2018 at the Company’s training facility located adjacent to the Company headquarters at 101 Philip Drive, Norwell, Massachusetts.

Information about the annual meeting is presented on the following pages. In addition to the formal items of business, the meeting will include a report by members of management on Company operations. You will have an opportunity to ask questions of our management team if you attend the meeting in person.

For the 2018 annual meeting, we are again using the “notice and access” method of providing proxy materials via the internet. On or about April 30, 2018, we will be mailing to our shareholders a notice of internet availability of proxy materials, or “e-proxy notice,” containing instructions on how to access our 2018 proxy statement and the 2017 annual report to shareholders (including our 2017 annual report on Form 10-K) and instructions on how to vote. The e-proxy notice also contains instructions on how to receive a paper or e-mail copy of the proxy materials.

Your vote is important. If you are unable to attend the meeting in person, it is important that your shares be represented and voted at the annual meeting. You may authorize your proxy to vote your shares over the internet, by telephone, or by mail as described in the e-proxy notice you receive.

Please note that under the current rules of the New York Stock Exchange, your broker will not be able to vote your shares at the annual meeting on the election of directors or on certain other proposals described in the attached proxy statement if you have not given your broker instructions on how to vote. Please be sure to give voting instructions to your broker so that your vote can be counted on the election and such proposals.

Thank you for your continued support of Clean Harbors. We look forward to seeing those shareholders who are able to attend the annual meeting on June 6.

Sincerely,

Alan S. McKim
Chairman of the Board

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, Massachusetts 02061
___________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
___________________________

Notice is hereby given that the 2018 annual meeting of shareholders of Clean Harbors, Inc. (the “Company”), will be held at 10:00 a.m., local time, on Wednesday, June 6, 2018 at the Company’s training facility located adjacent to the Company headquarters at 101 Philip Drive, Norwell, Massachusetts, for the following purposes:

1.	To elect three (3) Class II members of the Board of Directors of the Company to serve until the 2021 annual meeting of shareholders and until their respective successors are duly elected;

2.	To hold an advisory vote on the Company’s executive compensation;

3.
To ratify the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year; and

4.	To act upon such other business as may properly come before the meeting and any adjournment thereof.
Shareholders of record at the close of business on April 16, 2018 will be entitled to notice and to vote at the meeting.

By order of the Board of Directors

C. Michael Malm, Secretary
April 25, 2018
Norwell, Massachusetts
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES OVER THE INTERNET, BY TELEPHONE, OR BY MAIL AS DESCRIBED IN THE E-PROXY NOTICE YOU RECEIVE.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 6, 2018: The Notice of Annual Meeting, Proxy Statement, and 2017 Annual Report to Shareholders (including the 2017 Annual Report on Form 10-K), are available for viewing, printing and downloading at www.proxyvote.com.

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, MA 02061
_________________________

PROXY STATEMENT
_________________________
This proxy statement and the accompanying notice of annual meeting of shareholders are being furnished to the holders of common stock, $0.01 par value (“common stock”), of Clean Harbors, Inc., a Massachusetts corporation (the “Company” or “we”), in connection with the solicitation of proxies by the Company's Board of Directors for use at the 2018 annual meeting of shareholders and any adjournment thereof. The annual meeting will be held at the Company's training facility located adjacent to the Company headquarters at 101 Philip Drive, Norwell, Massachusetts, on June 6, 2018, commencing at 10:00 a.m., local time.
PROXY SOLICITATION
For the 2018 annual meeting, we are again using the “notice and access” process permitted by the Securities and Exchange Commission to distribute proxy materials to our shareholders. This process allows us to post proxy materials on a designated website and notify shareholders of the availability of such proxy materials on that website by distributing a notice of internet availability of proxy materials, or “e-proxy notice,” rather than mailing hard copies of all of these materials. We expect this process to lower the cost of the annual meeting, expedite receipt of the meeting materials and preserve natural resources.
The e-proxy notice also includes instructions for how to request a paper copy of our proxy materials or an electronic copy by e-mail. Your request to receive proxy materials in paper form by mail or electronically by e-mail will remain in effect for future meetings until you revoke it.
If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered the shareholder of record with respect to those shares and the e-proxy notice is being sent directly to you. As a shareholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by telephone, via the internet, or, if you request a paper copy of the proxy materials, by completing, signing, dating and returning the proxy card provided. You may revoke your proxy before it is exercised at the annual meeting by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company, by voting again by telephone or via the internet, or by voting in person at the annual meeting. Attendance at the annual meeting will not, by itself, revoke a proxy.
If your shares are held in “street name” by a broker or other nominee, you are considered the beneficial owner of such shares and a form of e-proxy notice is being forwarded to you by the broker or nominee which is the shareholder of record with respect to those shares. As a beneficial owner of the shares, you have the right to direct your broker or nominee on how to vote the shares held in your account. You may provide this direction by following the instructions on the e-proxy notice you receive. If you request a paper copy of the proxy materials, your broker or nominee will enclose or provide voting instructions for you to vote your shares. Although you have the right to direct how your shares are voted, the entity that holds your shares is the shareholder of record for purposes of voting at the annual meeting. Accordingly, because you are not the shareholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or nominee giving you the right to vote the shares at the meeting. If your shares are held of record by a broker or nominee and you wish to change your voting instructions, you must contact your broker or nominee to revoke any prior voting instructions.
If you wish to attend the annual meeting in person, please bring with you the e-proxy notice you have received and a government-issued proof of identity (such as a driver's license).
The cost of this solicitation shall be borne by the Company. Solicitations of proxies by telephone or in person may be made by the Company's directors, officers or other employees, but any such solicitation will be carried on during working hours and for no additional cost, other than the time expended and telephone charges in making such solicitation. This proxy statement and the accompanying proxy form are first being made available to shareholders beginning on or about April 30, 2018.

INFORMATION AS TO VOTING SECURITIES
On April 16, 2018, the record date for the annual meeting, there were 56,299,258 issued and outstanding shares of common stock. The presence in person or by proxy of a majority of shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Each share is entitled to one vote. Only shareholders of record at the close of business on the record date will be entitled to vote at the meeting. Votes cast by proxy or in person at the meeting will be counted by one or more persons appointed by the Company to act as election inspectors for the meeting.
At the annual meeting, the shareholders will vote upon proposals to (i) elect three Class II directors, (ii) approve an advisory vote on executive compensation, and (iii) ratify the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year. Election of each of the Class II directors will require the affirmative vote of the holders of a majority of the total shares of common stock cast on such election at the meeting, and votes withheld from any nominee for election as a director will have the effect of “against” votes. The advisory votes on executive compensation and ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year will each require the affirmative vote of the holders of a majority of the shares represented at the meeting and voted on such proposals. Abstentions on such election and each of the other proposals, and any broker “non-votes,” will be counted as present or represented for purposes of determining the presence of a quorum for the meeting, but will not be taken into account in the voting.
Broker “non-votes” occur when a broker holding shares in “street name” votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner of such shares. Usually, this would occur when brokers holding stock in “street name” have not received voting instructions from clients, in which case the brokers (as holders of record) are generally permitted by the rules of the New York Stock Exchange to vote only on “discretionary” matters. Under the Exchange's current rules, brokers will not be permitted to vote shares for which they have not received voting instructions in favor of the proposed election of the Class II directors or the proposal on advisory approval of executive compensation. However, under such rules, the proposed ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year is a “discretionary” matter, and brokers will therefore generally be able to vote shares held in “street name” on such matter without receiving instructions from the beneficial holders of such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below describes the “beneficial ownership” of the Company's common stock as of April 16, 2018, by (i) each of the Company's directors, principal executive officer, principal financial officer and the three other current executive officers who were the most highly compensated during the most recently completed fiscal year, and (ii) all of the Company's current directors and executive officers as a group. Rule 13d-3 of the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 defines “beneficial ownership” to mean the right to vote or exercise dispositive power, or to share in the right to vote or exercise dispositive power, with respect to the specified securities, whether or not the specified person has any economic interest in the specified securities. Each named owner has sole voting and dispositive power with respect to the specified shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Alan S. McKim	4,312,470	7.7%
Eugene Banucci	34,958	*
Edward G. Galante	16,628	*
Rod Marlin	50,958	*
John T. Preston	9,427	*
Andrea Robertson	16,193	*
Thomas J. Shields	18,644	*
Lauren C. States	4,813	*
John R. Welch	14,219	*
Michael L. Battles	52,794	*
Eric W. Gerstenberg	69,960	*
David Vergo	23,207	*
Brian P. Weber	56,690	*
All current directors and executive officers as a group (21 persons)	4,883,741	8.7%
_______________________

*	Less than 1%

The following table shows each person or entity which, to the Company's knowledge, as of April 16, 2018, “beneficially owned” (as that term is defined above) 5% or more of the total of 56,299,258 shares of common stock then outstanding. Except as otherwise indicated below, the Company understands that the named person or entity held sole voting and dispositive power with respect to the specified shares.

Name and Address	Number of Shares		Percent
Wellington Management Company LLP	6,064,866	(1)	10.8%
280 Congress Street
Boston, MA 02210

Alan S. McKim	4,312,470		7.7%
Clean Harbors, Inc.
42 Longwater Drive
Norwell, MA 02061

BlackRock, Inc.	4,205,918	(2)	7.5%
55 East 52nd Street
New York, NY 10022

The Vanguard Group	4,177,183	(3)	7.4%
100 Vanguard Blvd.
Malvern, PA 19355

SouthernSun Asset Management LLC	4,132,520	(4)	7.3%
6070 Poplar Avenue, Suite 300
Memphis, TN 38119
_________________________

(1)
Based upon Amendment No. 6 to Schedule 13G dated December 29, 2017 filed with the SEC, Wellington Management Company LLP is deemed to have beneficial ownership of 6,064,866 shares of common stock, of which such entity held shared dispositive power as to 6,064,866 shares and shared voting power as to 4,556,253 shares.

(2)
Based upon Amendment No. 4 to Schedule 13G dated December 31, 2017 filed with the SEC, BlackRock, Inc. is deemed to have beneficial ownership of 4,205,918 shares of common stock, of which such entity held sole dispositive power as to 4,205,918 shares and sole voting power as to 4,018,479 shares.

(3)
Based upon Amendment No. 5 to Schedule 13G dated December 31, 2017 filed with the SEC, The Vanguard Group is deemed to have beneficial ownership of 4,177,183 shares of common stock, of which such entity held sole dispositive power as to 4,141,292 shares, sole voting power as to 28,228 shares, shared dispositive power as to 35,891 shares and shared voting power as to 11,565 shares.

(4)
Based upon Schedule 13G dated December 31, 2017 filed with the SEC, SouthernSun Asset Management LLC is deemed to have beneficial ownership of 4,132,520 shares of common stock, of which such entity held sole dispositive power as to 4,132,520 shares and sole voting power as to 3,832,853 shares.

ELECTION OF DIRECTORS
(Item 1 on Proxy Form)
The Board of Directors is the ultimate decision making body of the Company except with respect to those matters reserved by law or the Company's By-Laws to the shareholders. The Board is responsible for selection of the Chief Executive Officer and for advising the Chief Executive Officer with respect to the selection of a management team, providing oversight responsibility and direction to management, and evaluating the performance of management on behalf of the shareholders. As more fully described below, the Board has determined that, except for Alan S. McKim, the Company's Chairman and Chief Executive Officer, all of the current members of the Board are “independent” directors as defined by the rules of the New York Stock Exchange.
During 2017, the Board held eight meetings, of which four were held by conference call or unanimous written consent. All directors attended at least 75% of each of the meetings of the Board and the Committees on which they served. All members of the Board also attended the 2017 annual meeting of shareholders.
The Board of Directors of the Company is currently composed of nine directors classified into three classes. There are now four Class I directors, three Class II directors, and two Class III directors. One class of directors is elected each year for a term of three years. The term of the current Class II directors, Alan S. McKim, Rod Marlin and John T. Preston, will expire at the 2018 annual meeting. The Board has nominated the three current Class II directors to stand for re-election as Class II directors.
Director Nomination Process and Diversity
As more fully described below under “Corporate Governance - Board Committees,” the Board's Corporate Governance Committee, which is composed solely of independent directors, is responsible for selecting nominees to recommend to the full Board for election as directors. In that capacity, the Corporate Governance Committee and the full Board determine on an annual basis the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. In evaluating the suitability of individual Board members, the Committee and the full Board do not have any formal policy with regard to racial or gender diversity. In evaluating the suitability of individual Board members, the Committee and the full Board take into account many factors in addition to high personal and professional ethics, integrity and values, including particular industry or geographic experience, understanding of the business of the Company, particular disciplines such as finance, marketing, sales and management, and personal, educational and professional background. The Committee and the full Board evaluate each individual in the context of the Board as a whole, with the objective of recommending nominees for election as director who can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment, using the diversity of experience of the various directors. In choosing individuals to recommend for nomination to the Board, the Corporate Governance Committee seeks individuals with particular skills that the Board may currently lack, or knowledge and experience that the Board is likely to need in the future. In March 2018, the Board adopted a policy under which each director who wishes to stand for re-election will be evaluated, prior to being nominated by the Board for re-election, by the other members of the Board based on such director’s attendance at meetings and other contributions to the activities of the Board.
In the past, nominees for the Board have been submitted to the Corporate Governance Committee by members of the Board. However, the Committee will also consider shareholder recommendations for Board candidates. For the 2019 annual meeting of shareholders, names of potential candidates for consideration by the Corporate Governance Committee should be received no later than January 9, 2019. The Committee will use the same evaluation method described above in assessing any candidates recommended by shareholders. The name of any recommended candidate for director, together with a brief biography, a document indicating the candidate's willingness to serve, and evidence of the nominating person's ownership of Company stock, should be sent to the Chairman, Corporate Governance Committee, in the manner described below under “Corporate Governance - Communications to the Independent Directors.”
Current Directors and Nominees
The following paragraphs provide information as of the date of this proxy statement about each of the Company's nine current directors. Such directors consist of the three current Class II directors, each of whom is standing for re-election, and the six other current directors who are not now standing for re-election but who will continue to serve in accordance with their current terms as Class I or Class III directors. This includes information each director has provided about his or her age, positions, principal occupation and business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and any material legal proceedings during the past ten years which might be relevant to service as a director. In addition to the information presented below regarding each director's specific experience, qualifications, attributes and skills that led the Corporate Governance Committee and full Board of Directors to the conclusion that he or she should serve as a director, the Committee and full Board also believe that all of the directors have high personal and professional ethics, integrity and values and that each of them has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board. Finally, the Committee and full Board value significant experience on other company boards of directors and board committees.
Directors Standing for Re-election at the Meeting
This year there are three nominees standing for re-election as Class II directors: Alan S. McKim, Rod Marlin and John T. Preston.
Alan S. McKim, age 63, founded the Company in 1980 and has served as Chairman of the Board of Directors and Chief Executive Officer since its founding. He also now serves as the Company’s President. Mr. McKim holds an MBA from Northeastern University's D'Amore - McKim School of Business and an honorary doctorate from the Massachusetts Maritime Academy. He serves on Northeastern University's Board of Trustees. Mr. McKim is recognized as an industry leader, with more than four decades of experience in the environmental services business, and is the largest individual shareholder of the Company.
Rod Marlin, age 70, was the President and Chief Executive Officer of Eveready Inc., a public company headquartered in Edmonton, Alberta, until it was acquired by Clean Harbors in 2009. From October 2009 until January 2014, Mr. Marlin was the Chief Executive Officer of ENTREC Corporation, a public Canadian company which provides crane, heavy haul transportation, engineering, logistics and related services. Mr. Marlin currently serves as ENTREC’s Executive Chairman. Mr. Marlin joined the Board of Clean Harbors in 2009 and now serves on the Corporate Governance and Environmental, Health and Safety Committees. Mr. Marlin brings to the Board extensive knowledge of Canadian culture and business practices, in addition to his skills in acquiring, developing, managing and selling businesses. Approximately 18.7% of Clean Harbors' total revenues during 2017 were recorded in Canada.
John T. Preston, age 68, is the Managing Partner of TEM Capital, a privately-held equity investment company, and President and Chief Executive Officer of Continuum Energy Technologies LLC, a private company. Mr. Preston is currently a director of numerous private companies. From 1992 through 1995, he served as Director of Technology Development at the Massachusetts Institute of Technology (“MIT”). Prior to that he was Director of the MIT Technology Licensing Office where he was responsible for the commercialization of intellectual property developed at MIT. Some of Mr. Preston's prior appointments include director or advisory positions for the Governor of Massachusetts, the U.S. Department of Defense, the National Aeronautics and Space Administration and the National Technology Board of Singapore. He holds a BS in Physics from the University of Wisconsin and an MBA from Northwestern University. He joined the Board in 1995 and now serves on the Corporate Governance and Compensation Committees. Mr. Preston brings to the Board his considerable experience in technology development, corporate growth and corporate governance.
Continuing Directors Not Standing for Re-election at the Meeting
Eugene Banucci, age 74, is the founder and former Chairman and CEO of ATMI, Inc., a public company that was acquired by Entegris (ENTG) in 2014. ATMI was a supplier of specialty materials to the worldwide semiconductor industry. Dr. Banucci served as Chief Executive Officer of ATMI, Inc. from its founding in 1986 until the beginning of 2005. He serves on the boards of directors of Cognex Corporation (Nasdaq: CGNX) and several private companies. Dr. Banucci holds a BA from Beloit College and a Ph.D. in chemistry from Wayne State University. Dr. Banucci joined the Board in 2008 and now serves as the Lead Director of the Board and on the Environmental, Health and Safety Committee. Dr. Banucci brings to the Board considerable experience and skills in growing and managing companies. His current term as a Class I director will expire in 2020.
Edward G. Galante, age 67, retired in 2006 after more than 30 years with Exxon Mobil Corporation. Prior to his retirement, he most recently served as a Senior Vice President and member of the Management Committee. His principal responsibilities included the worldwide Downstream business: Refining & Supply, Fuels Marketing, Lubricants and Specialties and Research and Engineering. He also was responsible for Exxon Mobil's corporate Public Affairs and Safety,

Health and Environmental activities. Mr. Galante received his Bachelor of Science degree in civil engineering from Northeastern University. He serves as a Vice Chairman of Northeastern's Board of Trustees. He also serves on the board of directors of Praxair, Inc. (NYSE: PX), where he chairs the compensation and executive development committee and sits on the governance and nominating committee and the technology, safety and sustainability committee; Celanese Corporation (NYSE: CE), where he serves as the lead independent director and is a member of the compensation committee and environmental safety, health and public policy committee; Andeavor Corporation (NYSE: ANDV) where he serves on the compensation committee and on the Governance and Nominating committee; and the United Way Foundation of Metropolitan Dallas. Mr. Galante joined the Board in 2010 and now serves on the Corporate Governance Committee and on the Compensation Committee. He also chairs the Environmental, Health and Safety Committee. In addition to his extensive experience with Exxon Mobil in the oil and gas industry, Mr. Galante's services as a director and board committee member of three other major public corporations give him valuable insight into corporate governance, public affairs, environmental, compensation and audit matters. His current term as a Class I director will expire in 2020.
Andrea Robertson, age 60, was the Group Executive, Corporate Treasurer of MasterCard Worldwide from 2003 to June 2010. From 1996 to 2003, she held financial management positions with RR Donnelley & Sons Company, and from 1984 to 1996 with International Business Machines Corporation. From 1979 to 1982, she was an auditor with Coopers & Lybrand. She holds a BS in Accounting from Merrimack College and an MBA in Finance/Management Information Systems from the University of Chicago. She is a certified public accountant and has served as a director of the Company since June 2004. She is a member of the Board of Trustees of Merrimack College and the Board of Directors of Prevent Child Abuse America. She qualifies as an “audit committee financial expert” under Regulation S-K of the Securities Exchange Act and now serves as the Chair of the Board's Audit Committee and on the Compensation Committee. Ms. Robertson brings to the Board considerable knowledge and experience in finance and risk management from her training as an accountant and her work in financial management positions. Her current term as a Class III director will expire in 2019.
Thomas J. Shields, age 71, is a Managing Director of Shields & Company, Inc., a privately-held investment banking firm that he co-founded in 1991. He has served on the boards of other public companies and now serves as a director and chairman of the audit committee of Ensign-Bickford Industries, Inc., a private company. Mr. Shields is a graduate of Harvard College and Harvard Business School. He joined the Board in 1999, served as Chairman of the Audit Committee from 2005 to 2016, and now serves as Chairman of the Compensation Committee and on the Audit Committee. He is qualified as an “audit committee financial expert” under Regulation S-K under the Securities Exchange Act of 1934. Mr. Shields brings to the Board considerable investment banking skills and experience as a director of private and public companies. His current term as a Class I director will expire in 2020.
Lauren C. States, age 61, retired in 2014 after more than 36 years with IBM Corporation. Prior to her retirement, she served as Vice President, Strategy and Transformation for IBM’s Software Group and was a member of the Growth and Transformation senior leadership team. Her principal responsibilities included leading the global sales force strategy and go-to-market for IBM’s multi-billion dollar software business. From 2008 to 2013, she was a leader in the company’s transformation to cloud computing, working with clients to provide insights to the company’s strategy and serving as Chief Technology Officer in the corporate strategy function. Over her career, she has served in a broad variety of roles including technology, transformation, sales and talent development. Ms. States received her Bachelor of Science in Economics from The Wharton School of the University of Pennsylvania. In 2015, she completed a Fellowship with Harvard University’s Advanced Leadership Initiative. She is a director of Webster Bank (NYSE:WBS), a publicly-held company headquartered in Waterbury, CT, and is a member of the board of ScriptEd, a not-for-profit organization. She also serves as a Trustee for International House, New York. Ms. States brings to the Board her considerable experience in sales, technology and strategy. She has served on the Board since March 20, 2016, and now serves on the Audit and Environmental, Health and Safety Committees. Her current term as a Class III director will expire in 2019.
John R. Welch, age 61, was until June 2015 a Director (Senior Partner) in the Boston office of McKinsey & Company, an international business consulting firm, and is now a Director Emeritus. As a Director, he served clients across a variety of industries for 29 years. From 2007 to 2012, he was the Managing Partner of McKinsey’s New England Practice, and from 2001 to 2005 he led the firm’s Strategy Practice. He has written several articles on mergers and acquisitions and capital markets approach to strategy. He was a leader of McKinsey’s internal training program throughout his career and serves on the McKinsey Committee which evaluates and elects partners. Prior to joining McKinsey, Mr. Welch was a project engineer with Hooker Chemical and with Caltex Petroleum and worked in the Municipal Lending Group at Bank of America. Mr. Welch is also now an adjunct teacher at the Carroll School of Management at Boston College. Mr. Welch joined the Board in 2014 and now serves as the Chairman of the Corporate Governance Committee and on the Audit Committee. He holds an MBA from the University of Chicago, where he has completed all his coursework towards a PhD in Finance, and BS and MS degrees in chemical engineering from Cornell University. Mr. Welch brings to the Board his considerable experience in business consulting, operations and finance. His current term as a Class I director will expire in 2020.
Election of each of the three Class II directors who are standing for re-election will require the affirmative vote of the holders of a majority of the total shares of common stock cast on such election at the annual meeting. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted to elect Messrs. McKim, Marlin and Preston as Class II directors of the Company for a three-year term, until the 2021 annual meeting of shareholders and until their respective successors shall be duly elected. In the event that any of the nominees is unable to stand for election (which event is not now contemplated), the holders of the accompanying form of proxy will vote for the election of a nominee or nominees acceptable to the remaining members of the Company's Board of Directors. The Board of Directors recommends that shareholders vote “FOR” the election of Messrs. McKim, Marlin and Preston as Class II directors.
CORPORATE GOVERNANCE
Board Leadership Structure
Clean Harbors, Inc. is a Massachusetts corporation, and by statute all public Massachusetts corporations have a staggered board of directors, with either two or three classes of directors, unless the corporation elects to be exempt from this statutory requirement by vote of its board of directors or of two-thirds of each class of stock outstanding. The Board has not elected to exempt, or to recommend that the shareholders exempt, the Company from this statutory requirement because the Board believes that a staggered board promotes continuity and stability.
Alan S. McKim, the Company's founder, now serves and has served since the Company's formation in 1980 as both the Chief Executive Officer and Chairman of the Board. Mr. McKim also now serves as the Company’s President. The Board has a Lead Director, nominated by the Corporate Governance Committee and elected by the full Board. The Lead Director is an independent director who presides over executive sessions of the Board, serves as a contact person for correspondence with the independent members of the Board, works with the Chairman in establishing the agenda for Board meetings, and meets with the Chief Executive Officer, in person or by phone, at least quarterly. Eugene Banucci serves as the Lead Director. Dr. Banucci joined the Board in 2008, and, prior to his election as Lead Director in 2016, served as Chairman of the Compensation Committee and a member of the Audit Committee. The Board has also determined that the Chairs of each of the Board’s three committees should periodically change, and each independent director is now expected to serve on at least two committees, except for the Lead Director, who is eligible to attend all committee meetings but may only vote on committee matters where he or she is a member of the committee.
The Board believes its leadership structure to be the most appropriate for the Company at this time because of the efficiency gained by assigning the responsibilities of both Chairman and Chief Executive Officer to Mr. McKim, who has a thorough knowledge of the Company's business and an impressive track record in managing the Company. As the Company's largest individual shareholder, Mr. McKim’s interests are significantly aligned with those of the shareholders. The Board also believes this structure is appropriate because all of the Company’s directors other than Mr. McKim are “independent,” as described below, and the Board elects from the independent directors a Lead Director with the authority described above.
Corporate Governance Guidelines, Committee Charters and Code of Ethics
The Company's Board of Directors has adopted Corporate Governance Guidelines, charters for each of the Board's committees described below, and a Code of Ethics which sets forth standards of ethical professional conduct for the officers, directors and employees of the Company and its subsidiaries. Each of those documents is posted on the Company's website at www.cleanharbors.com under “Investors - Corporate Governance.” A copy may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office. In the event that any waiver of the Code of Ethics were approved by the Audit Committee or the full Board of Directors, such wavier would also be posted on the corporate website.
Director Independence
The Corporate Governance Guidelines adopted by the Board of Directors require that at least a majority of the Board be “independent,” as defined by the rules of the New York Stock Exchange (the “NYSE”) on which the Company's common stock is listed. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director does not, except as a director or shareholder, have a direct or indirect material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making that determination, the Board must consider all relevant facts and circumstances. In particular (but without limitation as to the potential reasons for which a director might not be determined to be independent), a director is not independent if:

•
The director is, or has been within the last three years, an employee of the Company or the director has an immediate family member who is, or has been within the last three years, an executive officer of the Company.

•
The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•
(A) The director or an immediate family member of the director is a current partner of the Company's internal or external auditor; (B) the director is a current employee of the Company's external auditing firm; (C) the director has an immediate family member who is a current employee of the Company's external auditing firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director is, or has been within the last three years, a partner or employee of the Company's external auditing firm and personally worked on the Company's audit within that time.

•
The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers serve or served at the same time on that other company's compensation committee.

•
The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

The Board also has established the following categorical standards to assist it in determining director independence in accordance with the NYSE rules:

•	Stock Ownership. Ownership of stock in the Company by a director or a director’s immediate family is not considered a relationship which would adversely impact a director’s independence.

•
Commercial Relationships. The following commercial relationships are not considered material relationships that would impair a director’s independence: (i) if a director of the Company is an executive officer or an employee of, or an immediate family member of a director is an executive officer of, another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of such other company, and (ii) if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer.

•
Charitable Relationships. The following charitable relationship will not be considered a material relationship that would impair a director’s independence: if a director, or an immediate family member of the director, serves as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions (if any) to that charitable organization in any single fiscal year are less than 1% (or $500,000, whichever is less) of that charitable organization’s annual consolidated gross revenues.

•
Personal Relationships. The following personal relationship will not be considered to be a material relationship that would impair a director’s independence: if a director, or immediate family member of the director, receives from, or provides to, the Company products or services in the ordinary course and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

For relationships not qualifying within the foregoing guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the directors who satisfy the foregoing independence guidelines. For purposes of these guidelines, “immediate family member” has the meaning defined in the NYSE rules. The Board and its Corporate Governance Committee monitor the Board's compliance with the NYSE requirements for director independence on an ongoing basis.
In accordance with current NYSE rules and the Board's own categorical standards of independence, the Board of Directors has determined that the following non-employee directors are “independent” and have no direct or indirect material relationship with the Company except as a director and shareholder: Eugene Banucci, Edward G. Galante, Rod Marlin, John T. Preston, Andrea Robertson, Thomas J. Shields, Lauren C. States, and John R. Welch. Accordingly, the Board has determined that eight out of the total of nine current members of the Board are independent. The Board has also determined that, to the extent (if any) the Company has had during the past three years any commercial relationships with any of the entities with which any of the independent directors are affiliated, those relationships fall below the categorical standards for commercial relationships, were established in the ordinary course of business on an arms-length basis, and are not material to the Company or those individuals or entities. The Board has also determined that Alan S. McKim is not independent, because he is an employee of the Company.
Board Committees
The Board has established four committees: the Audit Committee, Compensation Committee, Corporate Governance Committee, and Environmental, Health and Safety Committee. The Board has determined that each committee of the Board consists solely of non-employee “independent directors” as defined by the rules of the New York Stock Exchange which are applicable to membership on such committees, and that each committee member is free of any relationship that would interfere with his or her ability to exercise independent judgment. Based upon their training and experience, as described above under “Election of Directors,” the Board has also determined that each of Andrea Robertson and Thomas J. Shields, who are members of the Audit Committee, qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934 and that Lauren States and John Welch are financially literate as required by the NYSE listing rules. All members of the four committees are appointed by the Board, and each committee operates under a charter approved by the Board and available on the Company's website at www.cleanharbors.com under “Investors - Corporate Governance.” Copies may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.
Audit Committee
The Audit Committee assists the Board in fulfilling its oversight responsibility and reviews the adequacy and integrity of the Company’s financial statements, financial reporting process and internal controls over financial reporting. Since the June 2017 annual meeting of shareholders, Andrea Robertson, Chair, Thomas Shields, Lauren States and John Welch have served on the Audit Committee. Under the written charter of the Audit Committee of the Company’s Board of Directors, the primary functions of the Audit Committee are to select the Company's independent registered public accounting firm, review the scope of and approach to audit work, meet with and review the activities of the Company's internal auditors and the Company's independent registered public accounting firm, and fulfill its oversight responsibilities relating to the integrity of the Company's financial statements and policies with respect to risk assessment and risk management. During 2017, there were six meetings of the Audit Committee.
For fiscal 2017, in fulfillment of its responsibilities, among other things, the Audit Committee:

•
Discussed with senior members of the Company’s financial management team and the independent auditors matters associated with accounting principles, critical accounting policies, significant accounting judgments and estimates and internal controls over financial reporting.

•
Held separate private sessions, during its regularly scheduled meetings, with senior members of the Company’s financial management team, with the independent auditors, with the Senior Vice President of Internal Audit and on its own, at which candid discussions regarding financial management, accounting, auditing and internal control matters took place.

•
Received periodic updates on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting.

•
Discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect thereto and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting.

•	Reviewed and discussed with management the Company’s earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC.

•	Reviewed the Company’s internal audit plan and the performance of the Company’s internal audit function.

•
Reviewed with senior members of the Company’s financial management team, the independent auditors and the Senior Vice President of Internal Audit, the overall scope and plans for their respective audits, the results of internal and external audits, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting.

•
Discussed with the Company's counsel legal and regulatory matters that may have a material impact on the Company’s financial statements, and compliance policies and programs, including corporate securities trading policies

•
Discussed with management guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company, including the internal auditing department, identify, assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Participated, with representatives of management and of the independent auditors, in additional discussions, as requested by the Committee, on areas of the Company’s operations.

Compensation Committee
Since the June 2017 annual meeting of shareholders, Thomas Shields, Chairman, Edward Galante, John T. Preston and Andrea Robertson have served on the Compensation Committee. The primary responsibilities of the Compensation Committee include the following: recommend to the full Board the base salary for the Chief Executive Officer; review and approve the base salary for the other senior executive officers; administer the Company's management incentive cash bonus plans (which now consist of the Annual CEO Incentive Plan, the Management Incentive Plan, and the Senior Executive Incentive Program, each as described below under “Compensation Discussion and Analysis”) and equity incentive plans; review and approve the Company’s other management compensation policies; oversee the trustees of the Company's 401(k) Plan (for U.S. citizens) and Registered Retired Savings Plan (for Canadian citizens); consider issues relating to executive succession planning; work with the CEO in developing near the beginning of each fiscal year annual goals for the CEO and his senior executive staff, and determine over the course of each fiscal year whether any changes to such goals are necessary in order to adjust for effects of extraordinary events during the year, such as a major acquisition or divestiture or a change in generally accepted accounting principles ("GAAP"). Under its charter, the Compensation Committee has authority to select and retain its own executive compensation consultants, legal counsel and other advisors to assist the Committee in its determinations. In connection with each such selection, the Committee considers factors that could bear on the independence of each such advisor. Following the completion of each fiscal year, the Committee evaluates the level of success of the CEO and senior executive staff in achieving their goals during the prior year and, based upon the degree of their success, determines the level of bonuses (if any) payable to the CEO and senior executive staff. The Compensation Committee held seven meetings during 2017, of which three were by written consent.
Corporate Governance Committee
Since the June 2017 annual meeting of shareholders, John Welch, Chairman, Edward Galante, Rod Marlin and John Preston have served on the Corporate Governance Committee. The primary responsibilities of the Corporate Governance Committee are to serve as a nominating committee for directors and Board officers, recommend committee structures, review director independence and compensation, monitor the Company's social responsibility programs and assist the Board in reviewing the performance of the Board and the Chief Executive Officer. The Committee held four meetings during 2017.

Environmental, Health and Safety Committee
The Board formed the Environmental, Health and Safety Committee in June 2017, and Edward Galante, Chairman, Eugene Banucci, Lauren States and Rod Marlin have served since that date as the members of such committee. The primary responsibilities of the Environmental, Health and Safety Committee are to fulfill the Board’s oversight responsibilities for the Company’s policies and practices related to human health and safety, operational safety and regulatory and environmental compliance, and review the impact of these policies and practices on the Company’s corporate social responsibility, sustainability and reputational goals. The Committee held three meetings during 2017.
Compensation Committee Interlocks and Insider Participation
No person who served as a member of the Board's Compensation Committee during the last fiscal year (Mr. Shields, Mr. Galante, Mr. Marlin, Mr. Preston and Ms. Robertson) has (i) served as one of the officers or employees of the Company or any of its subsidiaries; or (ii) any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended. None of the Company's executive officers serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the Company's Board or Compensation Committee.
Communications to the Independent Directors
Shareholders and other interested parties may communicate with the Board of Directors by mail or electronically. To communicate with independent members of the Company's Board, correspondence should be addressed to Eugene Banucci, Lead Director, c/o Michael McDonald, General Counsel, Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061-9149, or mcdonaldm@cleanharbors.com. Any such correspondence received will be opened by the office of the General Counsel for the sole purpose of determining whether the contents represent a message to the independent directors. Any communication that is not in the nature of advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the Lead Director for distribution, as appropriate, to the other independent members of the Board.
Board Oversight of Risk Management
The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews reports from senior management and other information regarding the Company's credit, liquidity and operations and compliance with environmental, health and safety laws and policies, as well as the risks associated with each such matter. The Compensation Committee oversees management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, the Company's policies with respect to risk assessment and risk management, including cyber risk, and any potential conflicts of interest arising from related party transactions. The Corporate Governance Committee oversees risks associated with maintaining the independence of the Board of Directors. The Environmental, Health and Safety Committee oversees management of risks associated with environmental, health and safety matters affecting the Company and its employees. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board also periodically asks the Company's executives to present the most likely sources of material future risks and how the Company is addressing or plans to address any significant potential vulnerability.

DIRECTOR COMPENSATION
During 2017, the Company paid to each non-employee director an annual cash retainer fee of $70,000, plus $24,000 for serving as the Chair of the Audit Committee, $15,000 for serving as the Chair of the Compensation Committee, $12,000 for serving as the Chair of the Corporate Governance Committee or Environmental, Health and Safety Committee, and $25,000 for serving as the Lead Director. Directors are not paid for attendance at meetings, but they are reimbursed for expenses they incur in connection with service on the Board and its Committees. The Company does not provide any pension, deferred compensation, or charitable award programs to any of its directors.
In addition to the cash compensation described above, immediately following the 2017 annual meeting of shareholders, each non-employee director either elected at the annual meeting or continuing to serve as a director received, under the Company’s 2010 Stock Incentive Plan, such number of restricted shares of the Company's common stock as had a market value of approximately $120,000 on the date of such meeting, resulting in a grant of 2,057 restricted shares to each non-employee director. All of the restricted shares granted to the non-employee directors on June 7, 2017, will vest at the start of the 2018 annual meeting of shareholders provided such directors continue to serve as directors through such date.
The following table describes the compensation paid by the Company to each of the persons who served as non-employee directors during 2017:

Name	Fees Earned	Stock Awards(1)	Option Awards(2)	All Other Compensation	Total
Eugene Banucci	$95,000	$120,047	$—	$—	$215,047
Edward G. Galante	$82,000	$120,047	$—	$—	$202,047
Rod Marlin	$70,000	$120,047	$—	$—	$190,047
John T. Preston	$70,000	$120,047	$—	$—	$190,047
Andrea Robertson	$94,000	$120,047	$—	$—	$214,047
Thomas J. Shields	$85,000	$120,047	$—	$—	$205,047
Lauren C. States	$70,000	$120,047	$—	$—	$190,047
John R. Welch	$76,000	$120,047	$—	$—	$196,047
____________________________

(1)
The fair value of stock awards is calculated based on the value of the awards on the respective dates of grant using the closing price of the Company's common stock on such dates. As of December 31, 2017, each non-employee director held 2,057 unvested restricted shares.

(2)
None of the non-employee directors was granted any stock options during 2017, nor were any stock options held by them repriced or otherwise modified. There are currently no shares subject to stock options (vested and unvested) held by non-employee directors.

EXECUTIVE OFFICERS

The Company’s current executive officers and their respective ages as of February 28, 2018, are as follows:

Name	Age	Position
Alan S. McKim	63	Chairman of the Board of Directors, President and Chief Executive Officer
Michael L. Battles	49	Executive Vice President and Chief Financial Officer
Grace M. Cowan	59	Executive Vice President, Customer Service*
George L. Curtis	59	Executive Vice President, Pricing and Proposals*
Eric J. Dugas	39	Senior Vice President, Finance and Chief Accounting Officer
Eric W. Gerstenberg	49	Chief Operating Officer*
Robert Johnston	50	President of Oil & Gas*
Jeffrey H. Knapp	51	Executive Vice President, Human Resources and and Chief Human Resources Officer*
Eric A. Kraus	56	Executive Vice President, Corporate Communications and Public Affairs*
David M. Parry	52	President, Clean Harbors Environmental Sales and Service*
Michael J. Twohig	55	Executive Vice President, Safety and Risk Management*
David J. Vergo	48	President of Safety-Kleen*
Brian P. Weber	50	Executive Vice President, Corporate Planning and Development*
_________________________

*	Officer of a wholly-owned subsidiary of the parent holding company, Clean Harbors, Inc.

Alan S. McKim founded the Company in 1980 and is Chairman of the Board of Directors, President and Chief Executive Officer. He has been a director of the Company since its formation and serves as a director of most of the Company's subsidiaries. Mr. McKim holds an MBA from Northeastern University.

Michael L. Battles is Executive Vice President and Chief Financial Officer. Mr. Battles joined the Company in September 2013 as Senior Vice President, Corporate Controller and Chief Accounting Officer and was appointed as the Company's Chief Financial Officer in January 2016. Mr. Battles previously served in a variety of senior financial positions at PerkinElmer Inc., a global leader in human and environmental health. Most recently, he was Vice President and Chief Financial Officer of PerkinElmer’s Human Health business, directing financial planning across each of the business units within Human Health. Prior to his role in Human Health, he served as Chief Accounting Officer for several years and Acting Chief Financial Officer during a one-year search period. Mr. Battles holds a BS in Business Administration with a concentration in Accounting from the University of Vermont and is a certified public accountant.

Grace M. Cowan is Executive Vice President, Customer Service. She joined the Company in September 2016 after previously holding various senior transformational leadership positions in other companies over a 30-year career. Most recently, she was Executive Vice President, Chief Customer Officer, Consulting and Operations for Sg2, a market intelligence, analytics and consulting firm focused on the healthcare market. Prior to Sg2, Ms. Cowan worked for Waste Management as Senior Vice President, Customer Experience. She previously held the role of Senior Vice President of Customer Service and Operations at Conseco and Banker’s Life Insurance. In addition, she held roles of increasing responsibility at Metlife Financial Services, concluding as Senior Vice President of Customer Experience, Underwriting, Offshoring and Operations, and she was the Chief Operating Officer at Vanguard Health Services after spending the first 13 years of her career at Blue Cross and Blue Shield, Illinois. She holds a BS from the College of Business at Northern Illinois University and a JD from University of Iowa College of Law.

George L. Curtis is Executive Vice President, Pricing and Proposals. Mr. Curtis joined the Company in 1980, and has served in a variety of management positions, the most recent of which were Senior Vice President of Pricing and Proposals and Vice President of Marketing. Mr. Curtis holds a BA in Biology from Columbia University and an MBA from Northeastern University.

Eric J. Dugas is Senior Vice President, Finance and Chief Accounting Officer. He was appointed to that position in January 2016. Prior to joining the Company in March 2014 as Director of External Reporting and Technical Accounting, Mr. Dugas spent 13 years with Deloitte & Touche LLP where he held several positions of increasing management responsibility. Mr. Dugas earned a Bachelor of Science in Accounting from Boston College and is a certified public accountant.

Eric W. Gerstenberg is Chief Operating Officer. He was appointed to that position in January 2015. His focus and responsibilities include sales and operations oversite of Clean Harbors Environmental Services including Technical Services, Field Services, Industrial Services, Facilities Management, Daylighting, Transportation and Regulatory Compliance. Mr. Gerstenberg started with the Company in 1989 in Field Operations. From 1989 to 1997, he held a variety of management positions including General Manager of multiple facilities. From 1997 to 1999, Mr. Gerstenberg was the Vice President of Operations for Pollution Control Industries, a privately-owned environmental services company. Mr. Gerstenberg rejoined the Company in June 1999 as Executive Vice President - Environmental Services and became President, Environmental Services in June 2014. Mr. Gerstenberg holds a BS in Engineering from Syracuse University. In 2017, he attended and received certification at the Harvard Business School Advanced Management Program (AMP193).

Robert Johnston is President of Oil & Gas. He joined the Company in early 2017, after an international career that included executive positions at several Fortune 500 global firms. Over a seven-year period, he served in a variety of senior leadership roles for AECOM, an $18 billion multinational engineering firm, most recently as Executive Vice President, End Markets. Prior to AECOM, Mr. Johnston worked for more than five years at Earth Tech, a Tyco International Ltd. company, where he concluded as Senior Vice President, Global Operations. He was directly responsible for the turnaround of several underperforming businesses during his time at both Earth Tech and AECOM. Mr. Johnston spent the first nine years of his career in a variety of project management, engineering and division manager roles in both the United Kingdom and Canada. He holds a Bachelor of Engineering degree in Civil Engineering with Architecture from Leeds University and an Executive M.B.A. from University of Calgary. Mr. Johnston also has earned designations as a Chartered Engineer (UK) and Professional Engineer in several provinces in Canada.

Jeffrey H. Knapp is Executive Vice President, Human Resources and Chief Human Resources Officer. He joined the Company in February 2018 after a diverse HR career spanning a broad range of industries including retail, financial services, manufacturing, technology, consulting and healthcare. Most recently, he was Vice President, Human Resources, North America, for Dollar Financial Group, one of the largest providers of nonstandard consumer financial products in the world. Prior to Dollar Financial, Mr. Knapp was Senior Vice President, Head of Human Resources, for Harvest Power, Inc. – a role that required building its HR function from scratch in a high-growth environment. He previously held the role of Senior Director, HR Operations for Take Care Health Systems (a division of Walgreens). Prior to that, Mr. Knapp was a Principal Consultant for the Newman Group, a division of Korn Ferry and an Organizational Coach for Studer Group. In addition, he held roles of increasing responsibility at Aramark Corporation, concluding as Vice President, Human Resources for the healthcare division. He holds a BA from Mount Vernon Nazarene University and a Masters of Divinity from Nazarene Theological Seminary.

Eric A. Kraus is Executive Vice President, Corporate Communications and Public Affairs. Prior to joining Clean Harbors in November 2014, Mr. Kraus was Senior Vice President, Chief Communications and Corporate Affairs Officer for Bacardi Ltd. Previously, Mr. Kraus was Senior Vice President, Corporate Communications and Public Affairs, at Covidien plc. Mr. Kraus also was Vice President, External Relations, Gillette, for The Procter & Gamble Company, a position he assumed following the October 2005 merger of Procter & Gamble and The Gillette Company, where he served as Vice President, Corporate Communications and Public Affairs. Mr. Kraus holds a BS in Journalism from Boston University.

David M. Parry is President, Clean Harbors Environmental Sales and Service. Mr. Parry joined the Company in 1988 and has served in a variety of management positions including most recently President, Industrial and Field Services. He also previously held the positions of Executive Vice President - Energy and Industrial Services, Senior Vice President of Eastern Operations, Regional Vice President, Northeast Region, District Sales Manager, Regional Manager of CleanPack® and T&D Services, Plant Manager and CleanPack Chemist. Mr. Parry holds a BS in Engineering from the Massachusetts Maritime Academy.

Michael J. Twohig is Executive Vice President, Safety and Risk Management. Mr. Twohig joined the Company in 1999 and has served in a variety of management positions, the most recent of which was Executive Vice President and Chief Administrative Officer. From 1996 to 1999 he served as Vice President of Business Operations for Internet Commerce Expo, an International Data Group company. Prior to that he was the Controller for Tocco Corporation, a building systems company. Mr. Twohig holds a BS in Accounting from Boston College and an MBA from Rivier College.

David J. Vergo is the President of Safety-Kleen. He joined the Company in October 2016, following a 25-year career in the environmental and chemical industries, from Univar, the largest chemical distributor in the United States, where he most recently was the President of Industrial Chemical Sales. Prior to Univar, Mr. Vergo worked for Dow Chemical as the Business Director and Global Marketing Manager of the world’s largest solvent business. In addition, he held other roles at

Dow, including as Director of Distribution and Strategic Planning Leader, where he led the formation of the Dow Oil and Gas business unit. Mr. Vergo spent the first six years of his career in the environmental industry with PDC Environmental Services in Peoria, Ill., a solid and hazardous waste full-service company. He holds a BA in Chemistry from Bradley University and an MBA from Cardinal Stritch University.

Brian P. Weber is Executive Vice President, Corporate Planning and Development. Mr. Weber joined the Company in 1990. He has served in a variety of management positions with the Company including, prior to his current position, Senior Vice President of Transportation, Vice President of Strategic Initiatives, Vice President of Central Services, and Vice President, Technical Services. Mr. Weber holds a BS degree in Business Management from Westfield State College.

RELATED PARTY TRANSACTIONS

During the fiscal year from January 1 to December 31, 2017, the Company entered into the following transactions with entities or persons affiliated with a director or executive officer of the Company and made payments of:

(i) approximately $1.6 million to McKinsey & Company, an international consulting firm for which John R. Welch, a director of the Company, was until June 2015 a Director (Senior Partner) and is now an Emeritus Director, for project-based consulting services relating to sales and cost initiatives, which fees represented significantly less than 1.0% of McKinsey & Company’s total revenues for 2017;

(ii) approximately $0.2 million to ENTREC Corporation, a publicly-held company of which Rod Marlin, a director of the Company, was from 2009 until January 2014 the Chairman and Chief Executive Officer, is now the Executive Chairman and of which he beneficially owns approximately 5.0% of the outstanding common shares, for crane and transport services, which fees represented less than 1.0% of ENTREC’s total revenues for 2017;

(iii) approximately $0.3 million to companies controlled or influenced by Marvin Lefebvre, former President and Country Manager, Clean Harbors Canada, or by members of his family, for real property rental and related costs and equipment rental and repair costs; and

(iv) approximately $238,000 to William McKim (the son of Alan S. McKim, the Company’s Chief Executive Officer), approximately $220,000 to Heath Kight (the son-in-law of Alan S. McKim, the Company’s Chief Executive Officer), and approximately $171,000 CAD to Ryan Lefebvre (the son of Marvin Lefebvre, former President and Country Manager, Clean Harbors Canada), as compensation for their respective employment by subsidiary of the Company.

All of the transactions described in the paragraphs above occurred in the Company's normal course of operations and were at rates comparable to those which would have been obtainable from unaffiliated third parties.

Except as described in the preceding paragraphs, the Company did not participate during 2017 in any transactions involving amounts exceeding $120,000 in which any of the Company's directors, executive officers or beneficial holders of more than 5% of the Company's common stock or any of their immediate family members, had a direct or indirect material interest.

Under the written charter of the Audit Committee of the Company’s Board of Directors, the Committee reviews and approves all related party transactions which are required to be disclosed in the Company’s filings with the Securities and Exchange Commission. The Audit Committee is composed solely of directors who satisfy the independence requirements of the New York Stock Exchange for membership on such Committee.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis is intended to provide context for the decisions underlying the compensation reported in the Summary Compensation Table below for the Company’s Named Executive Officers. For 2017, the Company’s Named Executive Officers consisted of the Chief Executive Officer (the “CEO”), the Chief Financial Officer (the “CFO”), and the three other executive officers who were employed by the Company at the end of 2017 and had the highest total compensation for 2017. This Compensation Discussion and Analysis addresses the corporate and individual performance goals for senior executive officers, including the Named Executive Officers. Those goals are disclosed in the limited context of the Company’s executive compensation programs and investors should not interpret them as statements of the Company’s expectations or as any form of guidance.
The Company’s executive compensation programs are designed to attract and retain talented executives and align executive performance with the creation of shareholder value. The Compensation Committee of the Company’s Board of Directors (the “Committee”), which since March 2017 has consisted of the four independent directors named below, believes in pay-for-performance. The Committee designs the Company’s compensation programs so that a majority of the total compensation for each executive officer will be performance-based and the remainder in the form of base salary, benefits and time-vesting restricted shares. The Committee has not granted any stock options to any of its executive officers in the past ten years. For years in which the Company’s overall performance results in a significant portion of the performance goals established by the Committee not being satisfied, the Company’s executives receive less total compensation and the base salary, benefits and time-vesting restricted shares represent a larger portion of such total.
In establishing on an annual basis the goals for performance-based cash bonuses and performance-based restricted share grants, the Committee has set those goals at levels believed to be sufficiently difficult to achieve in order to provide a significant incentive for participants to improve the Company's performance. The Committee has obtained advice from CFS Consulting, Inc. (“CFS”), concerning the structuring of the Company's executive compensation plans. CFS is a firm specializing in the development and implementation of executive compensation systems.
During 2017, the Company’s performance, as described below, improved significantly over the results for 2016, and the Compensation Committee awarded in early 2018 cash bonuses equal to 24.5% of the total cash bonuses which could potentially have been payable for 2017 under the Company’s CEO Annual Incentive Bonus Plan (for the CEO) and 61.0% of the total cash bonuses which could potentially be payable for 2017 under the Company’s Management Incentive Plan (for senior managers other than the CEO). In addition, relative to the Company's 2016/17 performance-based restricted shares the revenue metric associated with this award was achieved in 2017 such that 20% of the total award will now vest equally on March 15, 2018, December 15, 2018 and December 15, 2019, subject to continued future employment. No targeted metrics associated with the Company's 2017/18 performance-based restricted shares were achieved in 2017.
Some of the key factors which related to performance-based compensation for 2017 were as follows:

•	The Company’s total revenue for 2017 increased 6.9% to $2.945 billion, compared with $2.755 billion for 2016.

•
The Company’s “Adjusted EBITDA” for 2017 increased 6.3% to $425.7 million, compared with $400.4 million for 2016. The Company’s Adjusted EBITDA is reported and reconciled to the Company’s net income on page 26 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 which accompanies this proxy statement. Adjusted EBITDA consists of net income (loss), as determined in accordance with GAAP, plus (or minus) accretion of environmental liabilities, depreciation and amortization, net interest expense, loss on early extinguishment of debt, (benefit) provision for income taxes, and other losses (gains) or non-cash charges (including gain on sale of businesses and goodwill impairment charges) not deemed representative of fundamental operating results.

•
The Company’s “Free Cash Flow,” consisting of the Company’s cash flow from operations, excluding cash impacts of items derived from non-operating activities (such as taxes paid in connection with divestitures), less additions to property, plant and equipment plus proceeds from sales of fixed assets, was $140.2 million for 2017, compared to $61.1 million for 2016.

•	The Company’s health and safety compliance performance, as measured by the total recordable incident rate (“TRIR”), was 1.34 for 2017, compared with 1.18 for 2016.

Role of the Compensation Committee

The Compensation Committee of the Board of Directors currently consists of four independent directors. The Committee’s major responsibilities are to recommend to the full Board the base salary for the Company’s CEO, review and approve the base salaries for the other senior executive officers, administer the Company’s management incentive cash bonus and equity incentive plans, review and approve the Company’s other management compensation policies, and oversee the trustees of the Company’s 401(k) Plan (for U.S. citizens) and Registered Retired Savings Plan (for Canadian citizens). The Committee also considers issues relating to executive succession. As part of such responsibilities, the Committee administers the Company’s CEO Annual Incentive Bonus Plan, Management Incentive Plan, and equity incentive plans described below.
On March 3, 2013, the Committee delegated to Alan S. McKim, the Company’s CEO, authority to issue each year up to a total of 40,000 performance-based restricted shares under the Company’s Long-Term Equity Incentive Programs and up to a total of 40,000 time-vesting restricted shares under the Company’s 2010 Stock Incentive Plan, each as described below, provided that no one individual would receive more than 3,000 performance-based restricted shares or 3,000 time-vesting restricted shares and no grants (without specific Committee approval) would be made to any Named Executive Officer. On December 13, 2016, the Committee increased from 40,000 to 100,000 the total number of performance-based and time-vesting restricted shares which Mr. McKim is authorized to issue, although retaining the 3,000 share limit for any one individual. All other cash bonuses and equity incentive awards for the CEO and other senior executive officers are granted by the Committee. Near the beginning of each year, the Committee works with the Company’s CEO and Head of Human Resources to establish criteria and performance goals for awards under the cash incentive bonus and equity incentive plans and then determines over the course of the year whether any modifications to such goals are appropriate to adjust for the effects of extraordinary events (such as a major acquisition or divestiture or a change in GAAP). Following the end of each year, the Committee determines the extent (if any) to which the performance goals for the year have been achieved, the amount (if any) of cash bonuses which the Company will pay to the CEO and other executive officers for that year, and the number (if any) of performance-based restricted shares which are to vest, subject to continued future employment, based on the Company’s performance during the year. The Committee also considers proposals from the CEO and Head of Human Resources for determination of compensation for members of senior management.
Consideration of Recent Shareholder Advisory Vote on Executive Compensation

At the Company’s annual meeting of shareholders held on June 7, 2017, the Company’s shareholders approved by a favorable vote of 98.6% of the shares cast on such proposal an advisory proposal to approve the executive compensation paid by the Company to its Named Executive Officers as described in the Company’s proxy statement for such annual meeting. The Compensation Committee considered the results of that advisory vote in connection with its determination of compensation for 2017 by continuing the “pay-for-performance” philosophy and objectives used in prior years.
Compensation Philosophy and Objectives

The Compensation Committee’s fundamental philosophy regarding executive compensation is to (i) offer competitive compensation opportunities in order to attract and retain a talented and motivated work force and (ii) align individual compensation with the goals, values and priorities of the Company and the interests of its shareholders by making a majority of the total potential compensation performance-based. Potential compensation for executive officers currently consists of three basic elements: base salary and benefits, performance-based cash bonuses, and awards of long-term equity incentives primarily through performance-based restricted shares.
Use of Compensation Consultants
Under its charter, the Compensation Committee has authority to select and retain its own executive compensation consultants, legal counsel and other advisors to assist the Committee in its determinations and, in connection with each such selection and retention, the Committee considers factors that could bear on the independence of each such advisor from the management of the Company. In order to evaluate the competitiveness and appropriateness of the Company’s total compensation and mix of compensation for executive officers, the Committee in May 2017 engaged CFS Consulting, Inc. (“CFS”), a firm specializing in development and implementation of executive compensation systems, to perform a market survey and prepare a report on compensation for executive officers. That review updated the market surveys and reports which CFS had performed for the Committee from 2010 and 2016.
CFS delivered its report to the Compensation Committee in May 2017. The Committee considered that report from CFS, for purposes of the Committee’s decisions relating to compensation as described in this Compensation Discussion and Analysis. Except as described above, CFS did not provide any services to the Company or any of its affiliates during the three years ended December 31, 2017, and the Committee believes that the work of CFS described above did not result in any conflicts of interest.
For purposes of the CFS report delivered in May 2017, in addition to evaluation of larger regional and national surveys, CFS compiled a list of 14 peer companies from similar industries and, to the extent practicable, with similar market capitalization and revenues to those of the Company. These companies are representative of the companies with which the Company competed during 2017 for business and executive talent. The companies selected by CFS for purposes of its report were:

American Water Works Company, Inc.	Iron Mountain Inc.	Stericycle Inc.
Casella Waste Systems	Newpark Resources Inc.	Superior Energy Services Inc.
Civeo Corp.	Oil States International, Inc.	US Ecology, Inc.
Covanta Holding Corp.	Republic Services, Inc.	Waste Management Inc.
Heritage Crystal Clean Inc.	Spectra Energy Corp.

Base Salary
As described above under “Role of the Compensation Committee,” the Compensation Committee recommends on an annual basis to the Company’s Board of Directors the base salary of the CEO, which base salary is then set by the full Board, and the Committee reviews and approves on an annual basis the base salary of each of the Company’s other Named Executive Officers and other senior executives. For 2015, 2016 and 2017, the Committee sought to recommend (for the CEO) and approve (for the other Named Executive Officer) base salaries which were approximately within the middle third of comparable companies. The Committee also took into consideration that the CEO, Alan S. McKim, founded the Company in 1980, has served as its CEO since that date, and is also the Company’s largest individual shareholder.
The Compensation Committee recommended that the annual base salary of Mr. McKim, the CEO, be set at $1,100,000 for 2015 (effective March 1, 2015), $1,265,000 for each of 2016 (effective March 1, 2016), and 2017, and the Company’s full Board approved those recommendations. The Committee approved annual base salaries of the other Named Executive Officers as follows: Michael L. Battles, who became the Company’s Chief Financial Officer on January 5, 2016 and was previously the Company’s Chief Accounting Officer, $309,750 for 2015, $385,000 for 2016 and $425,000 for 2017 (effective August 1, 2017); Eric W. Gerstenberg, who became the Company’s Chief Operating Officer on January 20, 2015 and was previously President - Environmental Services, $575,000 for each of 2015 (effective March 1, 2015), 2016 and 2017; David Vergo, President - Safety-Kleen, $450,000 for each 2016 (effective October, 2016) and 2017; Brian P. Weber, Executive Vice President – Corporate Planning and Development, $375,000 for 2015 (effective March 1, 2015), $415,000 for 2016 (effective March 1, 2016) and $435,000 for 2017 (effective June 1, 2017).
Benefits
The Named Executive Officers and other senior executive officers received during 2017 the same benefits as other employees of the Company. In the US, these benefits consist of medical and dental coverage, paid 73% by the Company and 27% by the employee; life insurance equal to one times base salary with a cap of $1,000,000 (x1 for accidental death); long- and short-term disability insurance; and participation in the Company’s 401(k) Plan. In Canada, these benefits consist of medical and dental coverage, life insurance equal to two times base salary with a cap of $500,000 (x2 for accidental death); long- and short-term disability insurance with an overall cost share of 70% by the Company and 30% by the employee; and participation in the Company’s Registered Retirement Savings Plan.
Performance-Based Cash Bonuses
The Company maintained for 2017 two plans under which the Compensation Committee was authorized to grant cash bonuses to the Named Executive Officers and other members of senior management based upon satisfaction of performance goals approved by the Committee during the first quarter of 2017. The first such plan was the 2014 CEO Annual Incentive Bonus Plan (the “CEO Annual Incentive Bonus Plan”), which was approved by the Company’s shareholders at the 2013 annual meeting and amended at the 2014 and 2017 annual meetings, under which potential bonuses for the CEO were calculated for 2014 through 2017 and will be calculated for 2018. The purpose of the CEO Annual Incentive Bonus Plan is to provide an incentive for the CEO to cause the Company to achieve specific performance goals for the year and, for fiscal years ending on or prior to December 31, 2017 as described below under “Accounting and Tax Considerations,” to do so in a manner which would allow full deductibility of the bonus under Section 162(m) of the Internal Revenue Code (the “Code”). The second such plan is the Management Incentive Plan, as amended and restated effective as of January 1, 2017 (the “MIP”), which applies to senior executive officers other than the CEO and under which the Compensation Committee can award cash bonuses based on the Company’s and such manager’s achievement of specific performance goals for the year. Acting on the recommendation of the Committee, the Company’s Board of Directors adopted the MIP on March 8, 2017, and the MIP was approved by the Company’s shareholders at the 2017 annual meeting. Potential bonuses for 2017 were, and for 2018 through 2021 will be, calculated under the MIP.
Bonus for 2017 under the CEO Annual Incentive Plan
For 2017, the Compensation Committee selected revenue, “Adjusted EBITDA,” “Free Cash Flow” and “TRIR,” as such terms are defined in the CEO Annual Incentive Plan and described in “Overview” above, as the goals for calculating potential bonuses under the CEO Incentive Bonus Plan. The following table describes the level of those goals for 2017 as established by the Committee at its meeting on March 8, 2017, the respective amounts of bonuses that could potentially have become payable at the threshold, midpoint and maximum levels for each of those goals, and the Committee’s determination on March 2, 2018 of the extent (if any) to which each of those goals was achieved during 2017.

	Threshold	Midpoint	Maximum	Achievement
Revenue [w/o major acquisitions]
Goal	$2.749 billion	$2.894 billion	$3.183 billion	$2.945 billion
Potential bonus	$253,000	$506,000	$759,000	$550,696
Adjusted EBITDA
Goal	$435 million	$500 million	$525 million	$426 million
Potential bonus	$379,500	$759,000	$1,138,500	$—
Free Cash Flow
Goal	$140 million	$200 million	$225 million	$140 million
Potential bonus	$379,500	$759,000	$1,138,500	$379,500
TRIR
Goal	N/A	1.11	1.09	1.34
Potential bonus	$—	$506,000	$759,000	$—
Total potential bonus	$1,012,000	$2,530,000	$3,795,000	$930,196
Based upon of the Company’s overall performance during 2017 as described above, the Committee awarded to Mr. McKim at the Committee’s meeting on March 2, 2018, a bonus of $930,196 for 2017 under the CEO Annual Incentive Plan.
The Committee believes that the performance goals established under the CEO Annual Incentive Bonus Plan for 2017 were sufficiently difficult to achieve in order to provide a significant incentive for the CEO to improve the Company’s performance during that year. The Committee also believes that such goals did not encourage the CEO to cause the Company to take any excessive risks in connection with achieving those goals and that, by selecting improvements in health and safety statistics as one of the four goals for 2017, the goals were consistent with reducing the Company’s overall risks.
On April 6, 2018, the Compensation Committee approved the addition of adjusted return on invested capital (“Adjusted ROIC”) as a performance goal for our 2018 CEO annual incentive plan. The calculation for Adjusted ROIC is net operating profit after taxes “NOPAT” excluding intangible amortization expense that do not reflect the ongoing performance of the business divided by invested capital. Invested capital is calculated as stockholders’ equity plus debt minus excess cash and equivalents, which would be defined as cash and equivalents above $100 million. Adjusted ROIC replaces Free Cash Flow as a performance metric in our 2018 CEO annual incentive plan.

Bonuses for 2017 under the MIP
For 2017, the Committee selected in March 2017 a total of 69 managers to participate in the MIP, which included all of the Named Executive Officers other than the CEO (who does not participate in the MIP). Those potential bonuses were equal to between 10% and 50% (depending on their level of management responsibility) of the base salaries of those managers.
For 2017, the Compensation Committee selected “EBITDA” and "Free Cash Flow" as the goals for calculating potential bonuses under the MIP. As defined in the MIP, EBITDA consists of the Company’s Adjusted EBITDA (as defined above under “Overview”) with certain adjustments established by the Committee for amounts which are not derived from the Company’s normal operations and over which the participants in the MIP do not exercise control. For 2017, there were no such adjustments to the Company’s Adjusted EBITDA (as defined above) used to calculate EBITDA. As defined in the MIP, “Free Cash Flow” has the meaning defined above under “Overview,” which is the same definition as used under the CEO Annual Incentive Plan.
The table below describes the threshold, midpoint and maximum levels of the EBITDA and Free Cash Flow goals for 2017 established by the Compensation Committee at its meeting on March 8, 2017, the respective amounts of bonuses that could potentially have become payable at each of those levels, and the Committee’s determination at its meeting on March 2, 2018 of the extent to which each of those goals was achieved during 2017.

	Threshold	Midpoint	Maximum	Achievement
EBITDA
Goal	$402 million	$500 million	$525 million	$426 million
Free Cash Flow
Goal	$140 million	$200 million	$250 million	$140 million
Potential total bonus (% of base pay)	2.2-10.8%	10.0-50.0%	14.0-70.0%	4.0 - 16.7%

In addition to their right to potentially receive bonuses along with the other members of senior management who participated in the MIP during 2017 based on the Company's EBITDA and Free Cash Flow, the Committee selected on March 8, 2017, 11 members (including one member who became eligible to participate upon his subsequent hiring) of the executive staff who reported directly to the CEO, including each of the other Named Executive Officers, to participate in a Senior Executive Incentive Program (the “SEIP”) under the MIP. Each participant in the SEIP had a potential right, provided he or she remained an employee of the Company at the time the MIP bonuses became potentially payable in March 2018, to receive a bonus (in addition to the bonus for 2017 for all MIP participants based on achievement of the EBITDA and Free Cash Flow goals described above) based on satisfaction of certain personal goals approved by the Committee during the first quarter of 2017. Potential bonuses under the SEIP were between 3% and 50% of base salary for achievement of each personal goal, subject to an aggregate maximum of between 30% and 100% (depending on the executive involved) of base salary for each SEIP participant if all such personal goals were fully satisfied.

Based on the Company’s overall performance during 2017, as described above, and the achievement by the SEIP members of certain of their personal goals, the Committee awarded to the MIP participants at the Committee’s meeting on March 2, 2018, a total of $3.81 million of MIP bonuses for 2017, consisting of $1.26 million based upon achievement of the threshold EBITDA and Free Cash Flow goals and $2.55 million based upon achievement of SEIP goals.
The Committee believes that the EBITDA and Free Cash Flow goals and the SEIP personal goals established under the MIP for 2017 were sufficiently difficult to achieve in order to provide a significant incentive for the participants to improve the Company’s performance during that year. The Committee also believes that such goals did not encourage any of the participants to cause the Company to take excessive risks in connection with achieving the goals and that, by including improvements in health and safety in the SEIP personal goals of certain of the Named Executive Officers, the goals were consistent with reducing the Company’s overall risks.
On April 6, 2018, the Compensation Committee approved the addition of adjusted return on invested capital (“Adjusted ROIC”) as a performance goal for our senior executives. The calculation for Adjusted ROIC is net operating profit after taxes “NOPAT” excluding intangible amortization expense that does not reflect the ongoing performance of the business divided by invested capital. Invested capital is calculated as stockholders’ equity plus debt minus excess cash and equivalents, which would be defined as cash and equivalents above $100 million. Adjusted ROIC is set at 30% of potential total bonus potential for our senior executives in 2018.
Long-Term Equity Incentives
The final element of compensation for senior executives is long-term equity incentives, designed to align the interests of participants with those of the Company’s shareholders and encourage retention of senior executives through periodic vesting. Since 2005, the Compensation Committee has not provided stock options to any executive officers and all of the equity incentives provided have been in two forms, namely (i) performance-based restricted shares (“performance shares”) which vest (subject to continued employment) only if the Company satisfies certain performance goals established on an annual basis by the Compensation Committee and (ii) time-vesting restricted shares (“time-vesting shares”) which vest only if the recipient remains employed by the Company on certain specified future dates and which therefore serve as a retention incentive as well as increasing the respective ownership interest in the Company if the executive remains an employee during such vesting period.
Prior to 2010, awards of time-vesting shares were generally limited to newly-hired or promoted employees. In 2010, the Committee commenced granting, in addition to performance shares as described below, time-vesting shares to certain executive officers. In addition, during the remainder of 2017, the Committee and the CEO (under delegated authority from the Committee) granted a total of 290,999 time-vesting shares to a total of 158 executive officers and other senior managers, with vesting generally over either a three or five-year period, which restricted shares had market values ranging from $52.28 to $59.25 per share on the respective dates of grant. Of those 290,999 time-vesting shares, Mr. McKim received 15,000 shares, Mr. Battles, the CFO, received 19,412 shares, Mr. Gerstenberg, the Chief Operating Officer, received 17,433 shares, Mr. Vergo, President- Safety-Kleen, received 13,102 shares, and Mr. Weber, Executive Vice President-Corporate Planning and Development, received 16,999 shares.
The Committee has also since 2005 granted performance shares as a form of long-term equity incentive under the Company’s 2010 Stock Incentive Plan pursuant to Long-Term Equity Incentive Programs (“LTEIPs”) established annually by the Committee pursuant to such Plan. For 2016 and 2017, the Committee granted under such LTEIPs to the CEO and to certain other senior executives and managers constituting the Strategic Leadership Team (“SLT”) performance shares with two-year performance goals as described below and certain additional vesting requirements.
On March 8, 2016, the Committee established for performance shares issued under the 2016/17 LTEIP to participants other than the CEO, the four performance goals described in the following table based, respectively, on the Company’s revenue, Adjusted EBITDA Margin (namely, Adjusted EBITDA as defined above under “Overview” divided by revenue), Free Cash Flow (as defined above under "Overview"), and safety performance as measured by TRIR. As described in the table below, each goal under the 2016/2017 LTEIP had a relative weight (indicated in parenthesis) of the total and each goal had a target and threshold level.

	Target	Threshold	2016 Achievement	2017 Achievement
Revenue (20%)	$2.9 billion	$2.8 billion	$2.755 billion	$2.945 billion
Adjusted EBITDA Margin (30%)	17.3%	16.3%	14.5%	14.5%
Free Cash Flow (30%)	$200 million	$150 million	$61 million	$140 million
TRIR (20%)	1.22	1.30	1.18	1.34
For the performance shares awarded under the 2016/2017 LTEIP to Mr. McKim, the CEO, only the Adjusted EBITDA Margin and Free Cash Flow goals were used, and therefore a maximum of 50% (target) or 25% (threshold) of such shares would vest (subject to continued employment) if each of those performance goals were satisfied.
Achievement of each of the four performance goals for the 2016/2017 LTEIP would be determined independently. If the target level for any one or more of goals were achieved by December 31, 2016, the shares which could potentially vest based on achievement of that goal would vest in two equal installments on March 15, 2017 and December 15, 2017, in each case subject to continued employment on that respective date. For any goal for which the target level was not achieved by December 31, 2016 but either the target or threshold level was achieved by December 31, 2017, the respective number of shares which could potentially vest based on achievement of that goal would vest in three equal installments on each of March 15, 2018, December 15, 2018, and December 15, 2019, subject to continued employment on those dates. If the

Company did not achieve at least the threshold level for any particular goal by December 31, 2017, all of the performance shares issued under the 2016/2017 LTEIP which could potentially vest based on achievement of that goal would be forfeited.
On June 8, 2016, the Committee granted a total of 204,602 performance shares under the 2016/2017 LTEIP, of which 25,719 were granted to Mr. McKim and 178,883 were granted to a total of 160 members of the SLT. Mr. McKim’s shares were valued at approximately 100% of his base salary for 2016 and, depending upon the level of responsibility of a particular executive within the SLT, he or she received shares valued at between 10% and 70% of his or her base salary for 2016. Each of the Named Executive Officers (other than Mr. McKim) then received the maximum 70% except for Mr. Weber, who received 60%. On August 1, 2016, September 1, 2016 and February 1, 2017, five additional members of the SLT (none of whom is a Named Executive Officer) also received 541, 2,481 and 588 performance shares, respectively.
On March 8, 2017, the Committee determined that the target level of the TRIR goal under the 2016/2017 LTEIP had been achieved by December 31, 2016 and therefore 20% of the performance shares which had been issued under that LTEIP to members of the SLT vested on each of March 15, 2017 and December 15, 2017, subject to continued employment on those dates. In addition, on March 2, 2018, the Committee determined that the threshold level of the revenue goal under the 2016/2017 LTEIP had been satisfied by December 31, 2017 and therefore 20% of the performance shares which had been issued under that LTEIP to the members of the SLT either vested or will vest in equal installments on March 15, 2018, December 15, 2018, and December 15, 2019, subject to continued employment on those dates. However, because the performance goals established for Mr. McKim, the CEO, under that LTEIP were based solely on Adjusted EBITDA Margin and Free Cash Flow and the 2017 results for Adjusted EBITDA Margin and Free Cash Flow were below the threshold levels established by the Committee in March 2016, all of the performance shares which had been issued under the 2016/2017 LTEIP to Mr. McKim, and the 60% of the total performance shares which had been issued under that LTEIP to members of the SLT, were forfeited.
On March 8, 2017, the Committee established for performance shares to be issued under the 2017/18 LTEIP to participants other than the CEO, the four performance goals described in the following table based, respectively, on the Company’s revenue, Adjusted EBITDA Margin, Free Cash Flow, and safety performance as measured by TRIR. Each goal under the 2017/18 LTEIP has a relative weight (indicated in parenthesis) and a target and threshold level (as stated in the table below).

	Target	Threshold	2017 Achievement
Revenue (20%)	$3.04 billion	$2.89 billion	$2.945 billion
Adjusted EBITDA Margin (30%)	17.3%	17.1%	14.5%
Free Cash Flow	$225 million	$200 million	$140 million
TRIR (20%)	1.09	1.11	1.34
For performance shares to be awarded under the 2017/18 LTEIP to the CEO, only the Adjusted EBITDA Margin and Free Cash Flow goals were selected, and therefore a maximum of 50% (target) or 25% (threshold) of such shares would vest if each of those performance goals were satisfied.
Achievement of each of the performance goals for the 2017/2018 LTEIP described above are determined independently. If the target level for any one or more of those goals were achieved by December 31, 2017, 50% of the shares which could potentially vest based on achievement of that goal would vest on each of March 15, 2018 and December 15, 2018, in each case subject to continued employment on that respective date. For any goal for which the target level was not achieved by December 31, 2017 but either the target or threshold level is achieved by December 31, 2018, the respective number of shares which could potentially vest based on achievement of that goal will, subject to continued employment, vest in three equal installments on each of March 15, 2019, December 15, 2019, and December 15, 2020. If the Company does not achieve at least the threshold level for a particular goal by December 31, 2018, all of the performance shares issued under the 2017/18 LTEIP which could potentially vest based on achievement of that goal will be forfeited.
On June 7, 2017, the Committee granted a total of 164,918 performance shares under the 2017/18 LTEIP, of which 21,803 were granted to Mr. McKim and 143,115 were granted to a total of 147 members of the SLT. Mr. McKim’s shares were valued at approximately 100% of Mr. McKim’s base salary for 2017, and, depending upon the level of responsibility of a particular executive within the SLT, he or she received performance shares valued at between 10% and 70% of his or her base salary for 2017. Each of the Named Executive Officers (other than Mr. McKim) then received the maximum 70%

except for Mr. Weber, who received 60%. On August 1, 2017, Michael Battles, the CEO, was also awarded an additional 1,146 performance shares and one additional member of the SLT (who is not a named executive officer) was awarded 534 performance shares and on October 1, 2017, three additional members of the SLT (none of whom is a Named Executive Officer) also received 2,933 performance shares, respectively.
On March 2, 2018, the Committee determined that the Company’s 2017 revenue, Adjusted EBITDA Margin, and Free Cash Flow as described in the table above were below the respective target levels for each of those goals. Therefore, none of the performance shares which had been awarded under the 2017/18 LTEIP became vested or subject to future vesting based on the Company’s 2017 performance. However, depending upon the Company’s performance during 2018, such shares remain subject to potential future vesting or forfeiture.
Pay Ratio Information
As a result of the Dodd-Frank Act, the SEC requires disclosure of the relationship between the annual total compensation of our Chief Executive Officer and our median employee. For 2017:

•	The annual total compensation of the median employee identified was $63,945.

•	The annual total compensation of our Chief Executive Officer was $3,037,020.
As a result, for 2017, our CEO pay ratio was approximately 47:1.
The median employee was identified from a list of Company employees, whether employed on a full-time, part-time basis or temporary as of December 31, 2017, excluding our Chief Executive Officer. To determine the median employee, we reviewed the 2017 earnings of each listed employee, converted to U.S. dollars at appropriate exchange rates for non-U.S. employees and annualized for any full-time employee who did not work for the entire year. We did not apply any cost-of-living adjustments nor did we use any form of statistical sampling. After identifying the median employee, we calculated the annual total compensation for such employee in accordance with SEC Regulation S-K, Item 402(c)(2)(x) requirements for reporting total compensation in the Summary Compensation Table.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to publicly-held companies for compensation paid to their “covered employees” to the extent that the annual compensation paid to any such employee exceeds $1.0 million. However, as in effect for fiscal years ended on or prior to December 31, 2017, Section 162(m) provided an exception from such general non-deductibility for any such excess compensation which qualified as “performance-based compensation” as defined in Section 162(m). For fiscal years ending on or prior to December 31, 2017, Section 162(m) defined “covered employees” to include the CEO and the three next highest paid executives (other than the CFO) in the most recently completed fiscal year.
On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was signed into law which, among other changes to the Code, removed the exception from non-deductibility under Section 162(m) for “performance-based compensation” and also expanded the definition of “covered employees” by adding the CFO and providing that, once an executive officer became a “covered employee” for any fiscal year, such officer would (provided he or she continued to be employed by the company) remain a “covered employee” for subsequent fiscal years, even though this might cause the total number of “covered employees” for any subsequent fiscal year to exceed five. Certain exceptions to such general non-deductibility are available under the Tax Act for contractual obligations entered into by a public company with its employees prior to December 31, 2017.

In order to facilitate the Company’s ability to fully deduct compensation paid to its executive officers, the Company’s Board of Directors adopted, and the shareholders approved, as described above under “Performance-Based Cash Bonuses,” the Management Incentive Plan and the CEO Annual Incentive Bonus Plan, each of which was structured to cause cash bonuses payable to the covered employees pursuant to those Plans to qualify as “performance-based compensation” under Section 162(m), as such Section was in effect prior to December 31, 2017. The Company’s 2010 Stock Incentive Plan, as approved by the Company’s shareholders in May 2010, also permitted the Compensation Committee to structure stock option grants and performance share awards in a manner intended to allow the compensation arising from such grants and awards to qualify as “performance-based compensation” under Section 162(m). Since 2005, the Compensation Committee has structured cash bonuses under the CEO Annual Incentive Bonus Plan, the MIP or as any supplemental bonuses and any stock option grants and performance share awards in a manner which would allow maximum deductibility unless the Committee determined that such limitation would not be in the best interests of the Company or its shareholders.
Because of the changes to Section 162(m) which resulted from the Tax Act, it will no longer be possible for the Compensation Committee to cause, for fiscal years ending after December 31, 2017, cash bonuses paid under the Management Incentive Plan and the CEO Annual Incentive Bonus Plan and compensation realized from stock options and performance share awards issued after December 31, 2017 to be fully deductible by the Company to the extent those bonuses and awards of stock options and performance shares cause the aggregate compensation of any “covered employee” for any such fiscal year to exceed $1.0 million. However, in light of the Committee’s “pay-for-performance” objective, the Committee intends to continue to structure cash bonuses and performance share awards in a manner similar to that for fiscal years ending on or prior to December 31, 2017, unless the Committee determines that such limitation would not be in the best interests of the Company and its shareholders.
Section 409A of the Code requires that “deferred compensation” paid by a company to its current or former employees either comply with certain deferral election, payment timing, and other rules or be subject to a 20% additional income tax and interest at a premium rate imposed on the person who is to receive the deferred compensation. The Company believes that if the adverse tax consequences of Section 409A became applicable to the Company’s compensation arrangements, such arrangements would be less efficient and less effective in incentivizing and retaining employees. The Company therefore intends that its compensation arrangements be compliant with or exempt from Section 409A so that its employees will not be subject to additional income taxes imposed by that Section.
Stock Ownership Guidelines

The Board of Directors has established stock ownership guidelines for directors and executive officers. Directors are expected to hold stock value at five times their annual cash retainers; Named Executive Officers and certain other high level executive officers are expected to hold stock valued at 150% of their base salary after having received five years of long-term equity awards; and other executive officers are expected to hold stock valued at 50% of their base salary within the same time period.
Employment, Termination of Employment and Change of Control Agreements

The Company does not typically have employment agreements with any of its executive officers. However, the Company does provide “change of control” protection under certain performance and time-vesting share award agreements and under retention agreements granted to some executive officers.
In 1998, the Company adopted an Executive Retention Plan (the “Retention Plan”) for certain members of senior management. If designated to participate in the Retention Plan, each member must sign a severance agreement and a confidentiality and non-competition agreement under which, among other matters, such member agrees not to compete with the Company for one year following termination of employment. For termination other than for cause and not related to a Change in Control (as defined in the Retention Plan and the severance agreement), the severance agreements provide for payment to the executive of severance equal to base salary, offset by the amount of earnings from other employment obtained, for various periods of time, typically up to a maximum of one year after termination of employment. The amount of such severance will be at the rate of the executive’s base salary in effect at the time of termination of employment, payable periodically in accordance with the Company’s normal executive salary payment polices, plus continued medical, dental, life insurance and other benefits, if any, available to the executive at the time of his or her termination of employment for a similar period as the payment of severance.

Under the Retention Plan, in the event of a Change in Control, an executive who participates in the Retention Plan will receive the same severance benefits as those described above if either (i) the executive’s employment with the Company is terminated for any reason within 30 days after the Change in Control, (ii) the executive does not receive a position equal to the position that the executive held prior to the Change in Control, or (iii) the executive’s primary work location is not within 30 miles of such location prior to the Change in Control. If the executive accepts a position with the successor corporation after the Change in Control, and, within two years of the Change in Control, the executive’s position changes so as not to be equal to his or her position prior to the Change in Control, then the executive shall be entitled to the same severance benefits.
Report of Compensation Committee

The following independent directors, who constitute the Compensation Committee, have reviewed the foregoing Compensation Discussion and Analysis with the Company’s management and recommended that it be included in this proxy statement.

Thomas J. Shields, Chair Edward Galante John T. Preston Andrea Robertson

SUMMARY COMPENSATION TABLE
The following table sets forth compensation information for (i) the Chief Executive Officer, (ii) the Chief Financial Officer, and (iii) the three other most highly compensated executive officers of the Company and its subsidiaries who were employed by the Company at the end of 2017 (such five executives being collectively the “Named Executive Officers”). Except as described in footnote (2) below, the “Stock Awards” and “Total” columns in the table exclude performance share awards because management believed at the time of the respective grants that it was not then probable the performance targets would be achieved. Furthermore, the Named Executive Officers may never realize any value from those awards, or the awards may be earned as targets are achieved and the amounts then realized may differ materially from the amounts listed in the Summary Compensation Table and related footnotes. In addition, such time-vesting and performance shares are reported in several different tables in this proxy statement. For that reason, investors should take care not to “double count” the value of such awards.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(1)	All Other Compensation	Total
Alan S. McKim	2017	$1,265,000	$—	$834,300	$—	$930,196	$7,524	$3,037,020
Chairman of the Board	2016	$1,237,500	$—	$—	$—	$—	$7,524	$1,245,024
and Chief Executive Officer	2015	$1,075,000	$—	$—	$—	$350,000	$7,128	$1,432,128
Michael L. Battles (4)	2017	$401,667	$—	$1,092,122	$—	$195,075	$603	$1,689,467
Executive Vice President	2016	$385,000	$—	$858,063	$—	$—	$441	$1,243,504
and Chief Financial Officer	2015	$298,718	$—	$263,003	$—	$40,000	$441	$602,162
Eric W. Gerstenberg	2017	$575,000	$—	$971,110	$—	$622,068	$947	$2,169,125
Chief Operating Officer*	2016	$575,000	$—	$974,402	$—	$—	$947	$1,550,349
	2015	$562,500	$—	$1,805,543	$—	$40,000	$810	$2,408,853
David Vergo (5)	2017	$450,000	$—	$729,354	$—	$388,297	$720	$1,568,371
President of Safety-Kleen	2016	$112,500	$—	$384,400	$—	$—	$120	$497,020
Brian P. Weber	2017	$426,668	$—	$960,604	$—	$341,152	$1,008	$1,729,432
Executive Vice President	2016	$408,335	$—	$681,563	$—	$—	$585	$1,090,483
Corporate Planning and Development*	2015	$366,667	$—	$370,004	$—	$70,000	$495	$807,166
__________________________

*	Clean Harbors Environmental Services, Inc.

(1)
The Compensation Committee granted all cash bonuses (to the extent any were paid) for 2017, 2016 and 2015 to Named Executive Officers (as described under “Non-Equity Incentive Plan Compensation”) pursuant to (i) in the case of Mr. McKim, the CEO Annual Incentive Bonus Plan, or (ii) in the case of the other Named Executive Officers, the Management Incentive Plan (the “MIP”). Except for the CEO Annual Incentive Bonus Plan and the MIP, the Company did not have during 2017, 2016 or 2015 any non-equity incentive plan, long-term cash incentive plan, pension plan or deferred compensation plan under which any of the Named Executive Officers participated.

(2)
The fair value of stock awards is computed in accordance with FASB ASC Topic 718. For time-vesting shares, the full grant date fair value is reported in the grant year. For performance shares, management believed at the respective grant dates that it was not then probable the two-year performance targets would be achieved in either the grant year or the following year and therefore no grant date fair value is reported. If all of the performance criteria included in the 2017, 2016, and 2015 grants were to be satisfied, the maximum value of the stock awards (including both performance and time-vesting shares) on the grant date (based on the closing price of the Company’s common stock on the grant dates) would have been greater than the amounts shown above by $1,217,043, $1,396,542, and $1,101,380, respectively, for Mr. McKim, $288,229, $255,047 and $73,859, respectively, for Mr. Battles, $414,910, $476,102, and $431,793, respectively, for Mr. Gerstenberg, $259,786, $0, and $0, respectively, for Mr. Vergo, and $292,943, $274,921 and $225,305, respectively, for Mr. Weber.

(3)	The Company did not grant any stock options to any of the Named Executive Officers during 2017, 2016 and 2015.

(4)	On January 5, 2016, the Company’s Board of Directors appointed Michael L. Battles as the Company’s Chief Financial Officer. During 2015, Mr. Battles served as the Company's Chief Accounting Officer.

(5)	David Vergo joined the Company in October 2016 as the President of Safety-Kleen.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for each of the Named Executive Officers, (i) the threshold, midpoint and maximum potential cash bonuses which the Compensation Committee approved, subject to achievement of certain performance criteria and personal goals, for payment during the first quarter of 2018 for the year ended 2017 under either the CEO Annual Incentive Bonus Plan or the MIP, and (ii) the time-vesting shares and performance shares granted during 2017 under the Company’s 2010 Stock Incentive Plan. The actual amounts of the cash bonuses (if any) which were paid for 2017 under the CEO Annual Incentive Bonus Plan and the MIP, based on the extent of such achievement, to each of the Named Executive Officers are described above in the Summary Compensation Table. During 2017, there were no stock options, stock appreciation rights or other similar plan-based equity awards granted to the Named Executive Officers, and the only grants awarded to such officers under non-equity incentive plans potentially providing for future payouts were the rights described in the table to receive potential cash bonuses during the first quarter of 2018 for 2017 pursuant to the CEO Annual Incentive Bonus Plan or the MIP. Furthermore, no stock options or other awards to the Named Executive Officers were repriced or otherwise modified during 2017.

		Potential Cash Bonuses Under CEO Annual Incentive Bonus Plan, MIP or SEIP			Time-Vesting and Performance Share Awards
						Grant Date Fair Market Value of Stock Awards(1)
Name	Grant Date	Threshold	Midpoint	Maximum	No. Shares
Alan S. McKim	N/A	$1,012,000	$2,530,000	$3,795,000
	4/1/2017				15,000	$834,300
	7/1/2017				21,803	$1,217,043
Michael L. Battles	N/A	$356,480	$522,168	$602,501
	4/1/2017				10,750	$597,915
	7/1/2017				6,635	$370,366
	8/1/2017				7,154	$412,070
Eric W. Gerstenberg	N/A	$625,313	$625,500	$977,500
	4/1/2017				10,000	$556,200
	7/1/2017				14,866	$829,820
David Vergo	N/A	$399,375	$585,000	$675,000
	4/1/2017				10,000	$556,200
	7/1/2017				7,756	$432,940
Brian P. Weber	N/A	$378,667	$554,668	$640,002
	4/1/2017				10,000	$556,200
	6/1/2017				4,000	$237,000
	7/1/2017				8,247	$460,348
_______________________

(1)
The fair value of the awards is computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in determining these values, see Note 16, “Stock-Based Compensation and Employee Benefit Plans,” to the consolidated financial statements in the Company's Form 10-K for the year ended December 31, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth the equity awards held at December 31, 2017 by each of the Named Executive Officers.

	Option Awards				Stock Awards
Name	Number of Shares Underlying Unexercised Stock Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares that Have Not Vested	Market Value of Shares that Have Not Vested
Alan S. McKim	—	—	—	—	36,803	$1,994,723
Michael L. Battles	—	—	—	—	45,294	$2,454,935
Eric W. Gerstenberg	—	—	—	—	78,795	$4,270,689
David Vergo	—	—	—	—	24,156	$1,309,255
Brian P. Weber	—	—	—	—	42,937	$2,327,185
OPTION EXERCISES AND STOCK VESTED
The Company has not granted any stock options to its Named Executive Officers during the past ten years, and no stock options were either exercised during 2017 or held at year-end by any Named Executive Officer. The following table shows for each Named Executive Officer the aggregate number of restricted shares and the fair value of restricted shares vested during 2017. The high and low sales prices of the Company's Common Stock in 2017 were $61.62 and $49.63, respectively. The last sale price at December 29, 2017 was $54.20. No stock appreciation rights (“SARs”) were exercised during 2017 or held by such individuals at year-end.

	Stock Awards
Name	Number of Shares Vested	Value Realized on Vesting
Alan S. McKim	—	$—
Michael L. Battles	9,352	$518,474
Eric W. Gerstenberg	18,296	$1,044,389
David Vergo	1,600	$90,720
Brian P. Weber	7,988	$447,418

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The following table sets forth for each of the Named Executive Officers the amounts which would potentially become payable under existing plans and arrangements if the executive's employment had been terminated or a change of control had occurred on December 31, 2017. These potential payments reflect the executive's level of compensation and term of service as of such date.

Name	Benefit(1)	Before Change in Control Termination w/o Cause or for Good Reason(2)	Voluntary Termination	Change in Control(3)
Alan S. McKim	Restricted Stock Vesting Acceleration	—	—	—
	Key Employee Retention Plan	—	—	—
Michael L. Battles	Restricted Stock Vesting Acceleration	—	—	$2,454,935
	Key Employee Retention Plan	$425,000	—	$425,000
Eric W. Gerstenberg	Restricted Stock Vesting Acceleration	—	—	$4,270,689
	Key Employee Retention Plan	$1,150,000	—	$1,150,000
David Vergo	Restricted Stock Vesting Acceleration			$1,309,255
	Key Employee Retention Plan	$450,000		$450,000
Brian P. Weber	Restricted Stock Vesting Acceleration	—	—	$2,327,185
	Key Employee Retention Plan	$435,000	—	$435,000
__________________________

(1)	The fair value of the restricted stock is computed using the December 29, 2017 stock price of $54.20.

(2)
Executive is eligible for payment of base salary until the first to occur of either (i) one year (or two years for Mr. Gerstenberg) or (ii) earlier employment, as well as up to one year (or two years for Mr. Gerstenberg) of continued medical, dental, life insurance and other benefits, if any, and $15,000 (or $10,000 for Mr. Weber) in out-placement services. In addition, Mr. Gerstenberg is eligible to receive a bonus for the year in which his employment is terminated equal to the average of his bonuses over the past two years.

(3)	Assumes employment is terminated either (i) for any reason within 30 days after a change of control or (ii) without cause within one year after a change of control.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 2 on Proxy Form)

The Company's Board of Directors is seeking an advisory vote from the Company's shareholders to approve the compensation of the Company's Named Executive Officers, as described in the “Compensation Discussion and Analysis,” the executive compensation tables and other executive compensation disclosures in this proxy statement. Acting in response to the advisory vote taken by the Company's shareholders at the 2017 annual meeting, the Company's Board of Directors has determined to hold such a “say-on-pay” advisory vote on an annual basis.

As discussed under “Compensation Discussion and Analysis” in this proxy statement, the Board's Compensation Committee, with assistance from its independent consultant, has structured the Company's compensation programs to emphasize pay for performance. The compensation opportunities provided to the Company's Named Executive Officers, as well as the Company's other executives, are highly dependent on the Company's and the individual's performance, which in turn drives the enhancement of shareholder value. The Compensation Committee will continue to emphasize responsible compensation arrangements designed to attract, motivate, reward and retain executive talent required to achieve the Company's corporate objectives and to align with the interests of the Company's long-term shareholders.

Shareholders have the opportunity to vote for or against or to abstain from voting on the following non-binding resolution relating to executive compensation:

“Resolved, that the shareholders approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the executive compensation tables and other executive compensation disclosures in this proxy statement.”

In deciding how to vote on this proposal, shareholders are encouraged to consider the description of the Compensation Committee's executive compensation philosophy and its decisions in “Compensation Discussion and Analysis,” as well as the following items:

•
All members of the Company's Compensation Committee are independent directors. The Compensation Committee has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to the Company's executive officers. The Compensation Committee has engaged and received advice from CFS Consulting, Inc., an independent third-party compensation consulting firm which has not provided other services to the Company. The Committee selected a peer group of companies, taking into account the compensation consultant's recommendations, to compare to the Company's executive officers' compensation.

•	The Compensation Committee has established an executive compensation program that attracts and retains talented executives and aligns executive performance with the creation of shareholder value.

•	The Company has not granted stock options to any of its executive officers in the past ten years.

•
The Compensation Committee believes in pay-for-performance. Except for relatively modest base salaries and benefits and a relatively small portion of long-term equity incentives in the form of restricted shares which vest over time subject to continued employment (with the majority of restricted shares being performance-based), the long-term incentive program is entirely performance-based. Performance-based restricted shares awarded to the Named Executive Officers become vested only if performance is achieved and shares will not become vested simply with the passage of time.

•
The Compensation Committee's actions reflect its pay-for-performance philosophy. Because of the Company’s performance during 2017, only 24.5% of the cash bonuses which could potentially have become payable for that year under the Company's CEO Annual Incentive Bonus Plan (for the CEO) and 61.0% of the total cash bonuses which could potentially have been payable under the Management Incentive Plan (for senior managers other than the CEO) were paid. In addition, 12.6% and none, respectively, of the total performance-based restricted shares granted under each of the Company's 2016/2017 and 2017/2018 Long-Term Equity Incentive Programs became vested during 2017, subject to continued future employment.

•	The Company has not entered into employment agreements with its Chief Executive Officer and most of its other executive officers.

•	Tax gross-ups are not provided to any executive officers.

•
Under the Company's Key Employee Retention Plan, the CEO has no right to severance payments upon a Change of Control of the Company and each of the other Named Executive Officers would be entitled to receive such payments only on a “double trigger” basis (which requires that an actual loss of employment or significant change of position occur as a result of the Change of Control). Although the restricted stock awards which have been granted to the Company's Named Executive Officers would provide for acceleration of vesting upon a Change of Control, those awards define “Change of Control” to require an actual change in ownership of at least 50% of the Company's outstanding shares or of a majority of the Company's Board of Directors.

•	The Company has stock ownership guidelines for directors and executive officers.

•
The Compensation Committee values the shareholders’ opinions on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding its executive compensation program.

The foregoing advisory resolution on approval of executive compensation will require the affirmative vote of the holders of a majority of the shares represented at the meeting and voted on such proposal. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted at the meeting in favor of such proposal. The Board of Directors recommends that shareholders vote “FOR” such advisory proposal.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 6 on Proxy Form)

Selection of the Company's Independent Registered Public Accountant

Under applicable law and the procedures adopted by the Company's Board of Directors, the Audit Committee of the Company's Board of Directors is responsible for appointment, compensation and oversight of the Company's independent registered public accounting firm for each fiscal year. The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as the Company's independent registered public accounting firm for the year ending December 31, 2018. Deloitte has previously served as the Company's independent registered public accounting firm commencing with the year ended December 31, 2006. In deciding to engage Deloitte, the Audit Committee reviewed auditor independence issues, qualifications, past experience and the existing commercial relationships with Deloitte. The Committee decided that Deloitte has no commercial relationship with the Company that would impair its independence. The Committee believes selection of Deloitte is in best interest of the Company and its shareholders. Representatives of Deloitte are expected to be present at the annual meeting to respond to appropriate questions and have the opportunity to make a statement if they so desire.

The Audit Committee Chair is directly involved in selecting the lead engagement partner to ensure that the lead engagement partner is appropriately qualified to lead the Clean Harbors audit. Throughout the year, the Audit Committee Chair meets one on one with the lead engagement partner to promote a candid and thorough dialogue. The Audit Committee also meets with the lead engagement partner in executive sessions of certain Audit Committee’s meetings to discuss the audit and any other relevant matters. During the two most recent fiscal years of the Company ended December 31, 2017 and 2016, the Company did not consult with Deloitte regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of the SEC’s Regulation S-K.

Although shareholder ratification of the Audit Committee's selection of the independent registered public accounting firm is not required by law or the procedures adopted by the Company's Board of Directors, the Committee's selection of Deloitte  as the Company's independent registered public accounting firm for 2018 is being submitted for ratification by the shareholders at the annual meeting because the Company's Board of Directors has determined that such ratification is a matter of good corporate governance practice. If this proposal is not approved at the annual meeting, the Audit Committee may reconsider its selection of Deloitte. Even if the selection of Deloitte is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Audit and Related Fees

The Company retained Deloitte to audit the Company's consolidated financial statements and provide certain other services for the two years ended December 31, 2017 and 2016. The aggregate fees and expenses billed for 2017 and 2016 for these services were as described in the following table:

	For the Year
	2017	2016
Audit Fees	$2,745,772	$2,929,307
Audit-Related Fees	—	217,000
Tax Fees	—	—
All Other Fees	1,895	2,600
	$2,747,667	$3,148,907

Audit Fees ($2,745,772 for 2017 and $2,929,307 for 2016) include fees and expenses for services rendered in connection with the audits of the Company's consolidated annual financial statements and internal controls over financial reporting, reviews of quarterly financial statements included in the Company's Form 10-Q reports, and services that are normally provided by independent auditors for those fiscal years.

Audit-Related Fees ($0 for 2017 and $217,000 for 2016) include fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements for the year ended December 31, 2016 and are not reported above under “Audit Fees.” In 2016, audit-related fees were primarily related to services provided in connection with the $250 million debt offering in March 2016.

Tax Fees would include fees and expenses for tax planning, U.S. and foreign tax compliance, and other general consultation and advice for which the Company paid $0 for such services in 2017 and 2016.

All Other Fees ($1,895 for 2017 and $2,600 for 2016) include fees and expenses for services which do not fall within the categories described above. In 2017 and 2016, the fees disclosed under this category included a subscription to Deloitte's Accounting and Research Tool.

The Audit Committee of the Board of Directors follows procedures designed to ensure that all audit and permitted non-audit services provided by the Company's independent registered public accounting firm are pre-approved by the Audit Committee. All of the services described above for 2017 and 2016 were pre-approved by the Audit Committee. The Audit Committee has discussed these matters with the Company's independent registered public accounting firm. The Audit Committee also monitors the Company's compliance with restrictions put in place to continue to ensure that the services provided by the Company's independent registered public accounting firm are consistent with the maintenance of that firm's independence in the conduct of its auditing functions.

Audit Committee Report
The Audit Committee of the Board of Directors (the “Committee”) is now comprised of the four directors named below. The Company's Board of Directors has determined that each member of the Committee is an independent director (as independence is defined in the listing standards of the New York Stock Exchange applicable to membership on audit committees). In addition, the Company's Board of Directors has determined, based upon their education and experience, that each of Andrea Robertson and Thomas J. Shields is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934. The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. A copy of that charter, as most recently revised by the Board of Directors on September 7, 2016, is available on the Company's website at www.cleanharbors.com.

The Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements, and with the Company's independent registered public accounting firm. The Company's independent registered public accounting firm is responsible for expressing opinions on the Company's audited financial statements in accordance with generally accepted accounting principles and on the Company's internal controls over financial reporting based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Committee has discussed with the Company's independent registered public accounting firm, which was Deloitte & Touche LLP for 2017 and 2016, the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and Rule 2-07 of Regulation S-X of the SEC - “Communication with Audit Committees.” Deloitte & Touche LLP has also provided to the Committee their letter required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and the Committee discussed with Deloitte & Touche LLP the firm's independence. The Committee also considered whether the provision by Deloitte & Touche LLP of non-audit related services, which for 2017 and 2016 there were none, is compatible with the independence standard.

Based on the considerations referred to above, the Committee recommended to the Board of Directors that the financial statements audited by Deloitte & Touche LLP for 2017 and 2016 be included in the Company's Annual Report on Form 10-K for 2017, and the Committee has appointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2018. The foregoing report is provided by the following independent directors, who constitute the Audit Committee.

Andrea Robertson, Chair
Thomas J. Shields
Lauren States
John Welch

Ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting and voted on such proposal. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted at the meeting in favor of such ratification. The Board recommends that shareholders vote “FOR” such ratification.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons (except for certain institutional investors) who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the SEC. Copies of those reports are to be furnished to the Company. Based solely on its review of copies of the reports received by it, or written representations from certain reporting persons, the Company believes that during 2017 such filing requirements were satisfied on a timely basis.

SHAREHOLDER PROPOSALS

Proposals which qualified shareholders intend to present at the 2019 Annual Meeting and request be included in the Company’s proxy statement for that meeting in accordance with Rule 14a-8 (“Rule 14a-8”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be delivered to the Company prior to the close of business on January 9, 2019. Any such proposal must be delivered to the Company’s Secretary at Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office. Shareholders are referred to Rule 14a-8 for a description of the relevant requirements for proposal submission.

Shareholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2019 Annual Meeting, and shareholders of record who intend to submit nominations for directors at the meeting, must provide advance written notice. Such notice must be delivered to the Company’s Secretary at the address described above (i) in the case of director nominations, not less than 60 days nor more than 90 days prior to the date of the 2019 Annual Meeting (which the Company will announce early in 2019) and (ii) in the case of other proposed business, no later than December 27, 2018. The written notice must satisfy certain requirements specified in the Company's By-Laws. A copy of the Company's Amended and Restated By-Laws as now in effect is available over the Internet at the SEC's website at http://www.sec.gov as Exhibit 3.4D to the Company's Report on Form 8-K filed on December 22, 2014, and may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.

OTHER INFORMATION

Copies of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including the financial statements and financial statement schedule, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through the Company's website (www.cleanharbors.com) as soon as reasonably practicable after the Company electronically files the material with or furnishes it to the SEC. The Company's filings are also available on the website maintained by the SEC at www.sec.gov. The Company's Corporate Governance Guidelines, the charters of the Committees of the Board, and Code of Conduct, which applies to all of the Company's directors, employees and officers, including the Chief Executive Officer and Chief Financial Officer, are also available on the Company's website. Printed copies of these materials are available free of charge (except for the costs of duplication and mailing in the case of exhibits to such documents) to shareholders who request them in writing from Clean Harbors, Inc., 42 Longwater Drive, Norwell, Massachusetts 02061-9149, Attention: Executive Office. Information on the Company's website or connected to it is not incorporated by reference into this proxy statement.

OTHER MATTERS

Except for the matters set forth above, management knows of no other matter which is to be brought before the meeting, but if any other matter shall properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter.

By Order of the Board of Directors,

C. Michael Malm, Secretary
April 25, 2018

THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET, OR BY MAIL AS DESCRIBED IN THE E-PROXY NOTICE OR PROXY CARD YOU RECEIVE.

CLEAN HARBORS, INC.
ATTN: JENNIFER DE BARRY
42 LONGWATER DRIVE
P.O. BOX 9149
NORWELL, MA 02061-9149

VOTE BY INTERNET - www.proxyvote.com
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	0	0	0	______________________

Nominees

01 Alan S. McKim 02 Rod Marlin 03 John T. Preston

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To approve an advisory vote on the Company's executive compensation.	0	0	0
3. To ratify the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year.	0	0	0

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2017 Annual Report is/are available at www.proxyvote.com .

CLEAN HARBORS, INC.
Annual Meeting of Shareholders
June 6, 2018
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael L. Battles, C. Michael Malm, and each of them acting solely, with full power of substitution, as the true and lawful attorney-in-fact and proxy for the undersigned to vote all shares of common stock of Clean Harbors, Inc. (the "Company") which the undersigned is entitled to vote at the annual meeting of shareholders to be held at 10:00 a.m., local time, on Wednesday, June 6, 2018, at the Company's training facility at 101 Phillip Drive, Norwell, Massachusetts, located adjacent to the Company headquarters, or any adjournment thereof, hereby revoking any proxies heretofore given. Each such proxy is hereby directed to vote upon the matters set forth on the reverse side hereof and, in his own discretion, upon such other matters as may properly come before the meeting.

This proxy, properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted (i) for the election of all nominees, (ii) for approval of the Company's executive compensation, and (iii) for ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year.

YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. SHAREHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Continued and to be signed on reverse side

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